Exhibit 10.10

ABENGOA YIELD PLC,

AS ISSUER

ABENGOA CONCESSIONS PERU S.A.

ABENGOA SOLAR US HOLDINGS INC.

ABENGOA SOLAR HOLDINGS USA INC.

AS GUARANTORS

THE BANK OF NEW YORK MELLON, AS TRUSTEE, REGISTRAR, PAYING AGENT AND

TRANSFER AGENT

AND

THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A., AS LUXEMBOURG PAYING AGENT

AND LUXEMBOURG TRANSFER AGENT

Indenture

Dated as of November 17, 2014

$255,000,000 7.000% Senior Notes due 2019

i

Exhibits

Exhibit A - Form of Notes

Exhibit B - Form of Transfer Certificate for Transfer

Exhibit C - Form of Transfer Certificate for Exchange

INDENTURE dated as of November 17, 2014 among Abengoa Yield plc, incorporated as a public limited company incorporated under the laws of England and Wales (the “Issuer”), Abengoa Concessions Peru S.A. (organized under the laws of the Republic of Peru), Abengoa Solar US Holdings Inc. (organized under the laws of the State of Delaware) and Abengoa Solar Holdings USA Inc. (organized under the laws of the State of Delaware) (collectively, the “Guarantors”), The Bank of New York Mellon as Trustee (the “Trustee”), as registrar (the “Registrar”), as paying agent (the “Paying Agent”) and as transfer agent (the “Transfer Agent”), and The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg paying agent and Luxembourg transfer agent (the “Luxembourg Agent” and, collectively, the “Agents”).

RECITALS OF THE ISSUER AND THE GUARANTORS

The Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of its (i) 7.000% Senior Notes due 2019 issued on the date hereof (the “Original Notes”) and (ii) any additional Notes (“Additional Notes” and together with the Original Notes, the “Notes”) that may be issued on any other Issue Date (as defined herein). The Guarantors have duly authorized the execution and delivery of this Indenture to provide for the issuance of their respective Guarantees (as defined herein). The Issuer and the Guarantors have received good and valuable consideration for the execution and delivery of this Indenture. The Guarantors will derive substantial direct and indirect benefits from the issuance of the Notes. All necessary acts and things have been done to make (i) the Notes, when duly issued and executed by the Issuer and authenticated and delivered hereunder, the legal, valid and binding obligations of the Issuer and (ii) this Indenture a legal, valid and binding agreement of the Issuer and the Guarantors in accordance with the terms of this Indenture.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders (as defined herein) thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not incurred by such Person in connection with such Person becoming a Restricted Subsidiary of the Issuer or such acquisition or (3) of a Person at the time such

Person merges with or into or consolidates or otherwise combines with the Issuer or any Restricted Subsidiary. Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

“Affiliate” means, with respect to any specified Person any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agents” means the Paying Agent, the Transfer Agent, the Registrar, any Authentication Agent and any replacement or successor thereof and “Agent” shall mean any one of them.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of DTC that apply to such transfer or exchange.

“Asset Sale” means:

(a) the sale, lease, transfer, conveyance or other disposition of any assets by the Issuer or any of its Restricted Subsidiaries; provided, however, that the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole shall be governed by Section 4.09 and/or Section 5.01, and not Section 4.07; and

(b) the issuance of Equity Interests by any Restricted Subsidiary or the sale by the Issuer or any of its Restricted Subsidiaries of Equity Interests in any of the Restricted Subsidiaries (in each case, other than directors’ qualifying shares).

Notwithstanding the preceding, none of the following items shall be deemed to be an Asset Sale:

(i) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $20.0 million;

(ii) a transfer of assets or Equity Interests between or among the Issuer and any Restricted Subsidiary;

(iii) an issuance of Equity Interests by a Restricted Subsidiary to the Issuer or to a Restricted Subsidiary;

(iv) the sale, lease or other transfer of accounts receivable, inventory or other assets in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets or assets that are no longer useful in the conduct of the business of the Issuer and its Restricted Subsidiaries;

(v) the sale, conveyance or other disposition for value of energy, fuel, water or emission credits or contracts for any of the foregoing by the Issuer or any of its Restricted Subsidiaries;

(vi) licenses and sublicenses by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(vii) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(viii) the granting of a Security Interest not prohibited by Section 4.05;

(ix) the sale or other disposition of cash or Cash Equivalents;

(x) the disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course or business or in bankruptcy or similar proceedings;

(xi) the foreclosure, condemnation or any similar action with respect to any property or other assets or a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(xii) the disposition of assets to a person who is providing services (the provision of which has been or is to be outsourced by the Issuer or any Subsidiary to such person) related to such assets;

(xiii) the disposition of assets carried out in the ordinary course of business of the Issuer or its Restricted Subsidiaries;

(xiv) the lease, as lessor or sublessor, or license (other than any long-term exclusive license), as licensor or sublicensor, of real or personal property or intellectual property in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the business of the Issuer or any Subsidiary; and

(xv) swaps of assets for other similar assets or assets whose value is greater in terms of type, value and quality, than the assets being swapped.

“Available Cash” as to any fiscal quarter means:

(a)	the sum of:

(i)	all cash of the Issuer and its Subsidiaries, treated as a single consolidated entity (the “Issuer Group”), on hand at the end of the fiscal quarter; and

(ii)	all additional cash of the Issuer Group on hand on the date of determination of Available Cash with respect to such fiscal quarter resulting from borrowings subsequent to the end of the fiscal quarter; less

(b)	the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the Issuer to:

(i)	provide for the proper conduct of the business of the Issuer Group (including reserves for future capital expenditures) subsequent to such fiscal quarter; or

(ii)	comply with applicable law or any debt instrument or other agreement or obligation to which the Issuer or any of its Subsidiaries is a party or its respective assets are subject.

“Bankruptcy Law” means any law relating to bankruptcy, insolvency, administration, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law, including, without limitation, any such laws applicable under the laws of England and Wales, Law No. 27,809 of Peru and title 11, United States Bankruptcy Code of 1978, each as amended.

“Board of Directors” means:

(a) with respect to any corporation, the board of directors or managers of the corporation (which, in the case of any corporation having both a supervisory board and an executive or management board, shall be the executive or management board) or any duly authorized committee thereof;

(b) with respect to any partnership, the board of directors of the general partner of the partnership or any duly authorized committee thereof;

(c) with respect to a limited liability company, the managing member (or in the case of a company incorporated under the laws of England and Wales, the managing director) or members (or, in the case of a company incorporated under the laws of England and Wales, the managing directors) (or analogous governing body) or any controlling committee of managing members (or, in the case of a company incorporated under the laws of England and Wales, any controlling committee of managing directors) thereof; and

(d) with respect to any other Person, the board or any duly authorized committee thereof or committee of such Person serving a similar function.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in London, New York or a place of payment under this Indenture are authorized or required by law to close.

“CAFD” means, for any Testing Period, the cash distributions received by the Issuer from its Subsidiaries minus all cash expenses of the Issuer other than debt service and transaction costs, in each case during such Testing Period. Cash distributions shall be limited to the following:

(a) dividends;

(b) capital redemptions;

(c) subordinated debt interest or principal repayments; and

(d) the proceeds of any loan to the Issuer from a Subsidiary, provided that, (x) to the extent permitted by project financing arrangements to which such Subsidiary is a party, the payment obligation of the Issuer under such loan is subordinated to the prior payment in full of the Notes and (y) any repayment of such loan prior to the maturity date of the Notes is immediately succeeded by (I) entering into a substantially similar arrangement for an equal or greater amount; (II) payment of a dividend in an equal or greater amount than such loan by the lender to the Issuer or a Guarantor; or (III) redemption of Capital Stock of the lender and remittance of the proceeds of such redemption in an equal or greater amount as such loan;

provided, further, that cash distributions pursuant to clauses (a) through (d) above shall only be included in the calculation of CAFD to the extent that (1) such cash is generated from the operations of a Non-Recourse Subsidiary in the ordinary course of its business and (2) the distribution of such cash is permitted by the documentation governing the Non-Recourse Financing of the applicable Non-Recourse Subsidiary.

“Capital Stock” means:

(a) in the case of a corporation or company, corporate stock or shares;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(d) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with IFRS; provided that any obligations of the

Issuer or its Restricted Subsidiaries either existing on the Issue Date or created prior to any recharacterization (i) that were not included on the consolidated balance sheet of the Issuer as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations due to a change in accounting treatment or otherwise, shall for all purposes under this Indenture (including, without limitation, the calculation of CAFD) not be treated as capital lease obligations, Capitalized Lease Obligations or Indebtedness.

“Cash Equivalents” means:

(a) direct obligations (or certificates representing an interest in such obligations) issued by, or unconditionally guaranteed by, the government of a member state of the European Union, the United States of America, Switzerland or Canada (including, in each case, any agency or instrumentality thereof), as the case may be, the payment of which is backed by the full faith and credit of the relevant member state of the European Union or the United States of America, Switzerland or Canada, as the case may be, and which are not callable or redeemable at the Issuer’s option;

(b) overnight bank deposits, time deposit accounts, certificates of deposit, banker’s acceptances and money market deposits with maturities (and similar instruments) of 12 months or less from the date of acquisition issued by a bank or trust company which is organized under, or authorized to operate as a bank or trust company under, the laws of a member state of the European Union or of the United States of America or any state thereof, Switzerland or Canada; provided that such bank or trust company has capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and whose long-term debt is rated A1 or higher by Moody’s or A+ or higher by S&P or the equivalent rating category of another internationally recognized rating agency;

(c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in paragraphs (a) and (b) above entered into with any financial institution meeting the qualifications specified in paragraph (b) above;

(d) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and

(e) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in paragraphs (a) through (d) of this definition.

“Change of Control” means:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than Parent acquiring or controlling:

(i) more than 50% of the Voting Rights; or

(ii) the right to appoint and/or remove all or the majority of the members of the Issuer’s Board of Directors or other governing body, in each case whether obtained directly or indirectly, and whether obtained by ownership of share capital, the possession of Voting Rights, contract or otherwise; or

(b) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan).

“Commission” means the U.S. Securities and Exchange Commission.

“Consolidated Total Assets” means, as of any date of determination, the total consolidated assets of the Issuer and its Subsidiaries, determined on a consolidated basis in accordance with IFRS, as shown on the most recent publicly available balance sheet of the Issuer as of such date.

“control” means, unless otherwise provided herein, (a) the acquisition or control of more than 50% of the Voting Rights or (b) the right to appoint and/or remove all or the majority of the members of the Issuer’s Board of Directors, whether obtained directly or indirectly, and whether obtained by ownership of Equity Interests, the possession of Voting Rights, contract or otherwise and “controlled” shall be construed accordingly.

“Corporate Trust Office” means the principal corporate trust office of the Trustee, at which at any particular time its corporate trust business shall be administered, which office at the date of execution of this Indenture is located at 101 Barclay Street, Floor 7 East, New York, NY 10286, United States or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuer).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Registered Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Principal Amount” attached thereto.

“Depositary” means DTC until a successor Depositary, if any, shall have become such pursuant to this Indenture, and thereafter Depositary shall mean or include each Person who is then a Depositary hereunder.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the six-month anniversary of the date that the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the issuer thereof to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the issuer thereof may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.04. For purposes hereof, the amount of Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to Section 4.04, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such Fair Market Value to be determined as set forth herein.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than dollar, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published under “Currency Rates” in the section of The Financial Times entitled “Currencies, Bonds & Interest Rates” on the date two (2) Business Days prior to such determination.

“DTC” means The Depositary Trust Company or its successor.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“EU Savings Directive” means European Council Directive 2003/48/EC.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress of either party, determined in good faith by the Issuer’s chief executive officer, director of finance or responsible accounting or financial officer.

“FATCA” means Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended, any regulations thereunder or official interpretations thereof, any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof, and any fiscal or regulatory legislation, rules or practices implementing such an intergovernmental agreement.

“Financial Debt” means, in relation to the Issuer or any of its Subsidiaries, (i) long-term debt (debt with a maturity of greater than one year) incurred with credit institutions, plus (ii) short-term debt (debt with a maturity of less than one year) incurred with credit institutions, plus (iii) notes, obligations, promissory notes and any other such obligations or liabilities the purpose of which is to provide finance and generate a financial cost for the Issuer and its Subsidiaries, plus (iv) obligations relating to guarantees of third-party obligations (other than intra-group guarantees), but in each case excluding any Non-Recourse Financing.

“Financial Indebtedness” means, with respect to any specified Person, any present or future indebtedness (whether being principal, interest or other amounts): (i) in respect of borrowed money, or (ii) evidenced by notes, bonds, debentures, loan stock or other similar instruments for which such Person is liable, in each case whether issued for cash or in whole or in part for a consideration other than cash or other similar instruments and if and to the extent any of the preceding items would appear as a liability upon a balance sheet (excluding the footnotes thereto) of the specified Person in accordance with IFRS; provided, however, that “Financial Indebtedness” shall not include any indebtedness representing any Capitalized Lease Obligations.

“Fixed Charge Coverage Ratio” means as of any date of determination, the ratio of: (x) the aggregate amount of the CAFD for the most recent Testing Period for which financial statements are in existence; to (y) the aggregate amount of the Interest Expense (which, for the avoidance of doubt, does not include interest expense of any Non-Recourse Subsidiary) of the Issuer and its Restricted Subsidiaries for the most recent Testing Period for which financial statements are in existence. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with IFRS) that have been made by the Issuer or any of its Restricted Subsidiaries during the Testing Period or subsequent to such Testing Period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in CAFD resulting therefrom) had occurred on the first day of the Testing Period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted

Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable Testing Period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission, except that such pro forma calculations may include operating expense reductions for such period resulting from the acquisition which is being given pro forma effect that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six months following any such acquisition, including, but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the Board of Directors of the Issuer on any closing) of any facility, as applicable, provided that, in either case, such adjustments are set forth in an Officer’s Certificate signed by the Issuer’s chief financial officer and another officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officer’s Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to this Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with IFRS. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business, of all or any part of any Indebtedness (whether arising by agreements to keep-well, to take or pay or to maintain financial statement conditions, pledges of assets or otherwise).

“Guarantee” means any guarantee of the Issuer’s obligations under this Indenture and the Notes by any Restricted Subsidiary in accordance with the provisions of this Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantors” means:

(1)	Abengoa Concessions Peru S.A. (organized under the laws of the Republic of Peru), Abengoa Solar Holdings USA Inc. (organized under the laws of the State of Delaware) and Abengoa Solar US Holdings Inc. (organized under the laws of the State of Delaware); and

(2)	any other Restricted Subsidiary (other than Abengoa Concessions Infrastructures S.L.U. and Act Holding S.A. de C.V. and their Subsidiaries) that incurs a Guarantee, until the Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to the Issuer and its Subsidiaries, the obligations of such Person under any Swap Contract.

“Holder” means the Person in whose name a Note is recorded on the Registrar’s books.

“Holding Company” of a Person means any other Person (other than a natural person) of which the first Person is a Subsidiary.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Indebtedness” means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) the principal component of obligations in respect of letters of credit, bankers’ acceptances and similar instruments, (iv) obligations to pay the deferred and unpaid purchase price of property other than trade debt in the ordinary course of business and not overdue by 30 days or more; (v) Capitalized Lease Obligations and attributable indebtedness related to sale/leaseback transactions, (vi) with respect to guarantees provided by an entity, the principal amount of indebtedness guaranteed by such guarantee and (vii) net Hedging Obligations if and to the extent that any of the preceding indebtedness would appear as a liability on the balance sheet of the debtor prepared in accordance with IFRS.

“Indebtedness Threshold” means 3% of Financial Debt of the Issuer, as calculated by reference to the then latest unconsolidated accounts or unconsolidated six-monthly reports of the Issuer.

“Indenture” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Interest Payment Date” means the Stated Maturity of an installment of interest on the Notes.

“Interest Expense” means, with respect to the Issuer for any period, without duplication, the sum of: (1) consolidated interest expense of such Person and its Restricted Subsidiaries (other than Non-Recourse Subsidiaries) for such period (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit, bank guarantees or bankers acceptances, (c) the interest component of Capitalized Lease Obligations, and (d) net payments, if any made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (q) annual agency fees paid to the administrative agents and collateral agents under any credit facilities, (r) costs associated with obtaining Hedging Obligations and breakage costs in respect of Hedging Obligations related to interest rates, (s) penalties and interest relating to taxes, (t) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (u) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees and expenses and discounted liabilities, (v) any expensing of bridge, commitment and other financing fees and any other fees related to any acquisitions after the Issue Date, (w) commissions, discounts, yield and other fees and charges (including any interest expense) related to any securitization facility and (x) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty); plus (2) consolidated capitalized interest of such Person and its Restricted Subsidiaries (other than Non-Recourse Subsidiaries) for such period, whether paid or accrued. For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with IFRS.

“Investment” means, with respect to any Person, all direct or indirect investments by such Person in other Persons in the forms of loans (including guarantees or other obligations), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities.

For purposes of Section 4.06, “Investment” will include the portion (proportionate to the Issuer’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary of the Issuer at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer will be deemed to continue to have a permanent

“Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary.

“Investment Grade Rating” means: (a) with respect to S&P, any of the categories from and including AAA to and including BBB- (or equivalent successor categories); (b) with respect to Moody’s, any of the categories from and including Aaa to and including Baa3 (or equivalent successor categories); and (c) with respect to Fitch, any of the categories from and including AAA to and including BBB- (or equivalent successor categories).

“Issue Date” means November 17, 2014.

“Issuer” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Issuer Indebtedness” means any present or future indebtedness for or in respect of moneys borrowed or raised (whether being principal, premium, interest or other amounts) which is incurred or guaranteed by the Issuer under:

(1)	any other agreement which:

(a)	provides for money to be borrowed in a principal amount exceeding the Indebtedness Threshold (or its equivalent in other currencies); and

(b)	has been (or is intended by the parties thereto to be) syndicated to one or more financial institutions or other entities which are regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets; or

(2)	any other Relevant Indebtedness having a principal amount exceeding the Indebtedness Threshold (or its equivalent in other currencies);

except that in no event shall indebtedness under or in respect of the Notes or any Non-Recourse Financing be considered as “Issuer Indebtedness.”

“Issuer Order” means a written order signed in the name of the Issuer by any Person authorized by a resolution of the Board of Directors of the Issuer.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration or Cash Equivalents substantially concurrently received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, all distributions and other payments required to be made to minority interest holders (other than the Issuer or any Subsidiary) in Subsidiaries or joint ventures as a result of such Asset Sale, and any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with IFRS.

“Non-Recourse Financing” means any Indebtedness owed to a Person unrelated to Parent or any of its Subsidiaries or Affiliates with respect to which the creditor has no recourse (including by virtue of a Security Interest, guarantee or otherwise) to the Issuer or any of the Guarantors or any of their respective assets.

“Non-Recourse Subsidiary” means (a) any Subsidiary of the Issuer that (i) (x) is the owner, lessor and/or operator of one or more Projects, (y) is the lessee or borrower in respect of Non-Recourse Financing financing one or more Projects, and/or (z) develops or constructs one or more Projects, (ii) has no Subsidiaries and owns no material assets other than those assets necessary for the ownership, leasing, development, construction or operation of such Projects and (iii) has no Indebtedness other than Non-Recourse Financings and intercompany Indebtedness to the extent permitted under this Indenture and (b) any Subsidiary of the Issuer that (i) is the direct or indirect owner of all or a portion of the Equity Interests in one or more Persons, each of which meets the qualifications set forth in (a) above, (ii) has no Subsidiaries other than Subsidiaries each of which meets the qualifications set forth in clause (a) or clause (b)(i) above, (iii) owns no material assets other than those assets necessary for the ownership, leasing, development, construction or operation of Projects, and (iv) has no Indebtedness other than Non-Recourse Financings and intercompany Indebtedness to the extent permitted under this Indenture.

“Offering Memorandum” means the offering memorandum dated November 6, 2014, relating to the offering of the Original Notes.

“Officer’s Certificate” means a certificate signed by an officer of the Issuer, a Guarantor or any successor Person to the Issuer or any Guarantor, as the case may be, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel. The counsel may be an employee of or counsel to the Issuer.

“Parent” means Abengoa S.A. or any of its successors.

“Pari Passu Indebtedness” means (a) any Indebtedness of the Issuer that ranks equally in right of payment with the Notes; and (b) with respect to any Guarantee of a Guarantor, any Indebtedness that ranks equally in right of payment to such Guarantee.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Permitted Business” means (a) any businesses, services or activities engaged in by the Issuer or any of its Subsidiaries on the Issue Date and (b) any businesses, services and activities engaged in by the Issuer or any of its Subsidiaries that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Permitted Investment” means:

(1)	any Investment in any Restricted Subsidiary;

(2)	any Investment in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(3) any Investment in cash or Cash Equivalents;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.07;

(5) any Investment existing on the Issue Date and any extension, modification or renewal of any such Investments (but not any such extension, modification or renewal to the extent it involves additional advances, contributions or other investments of cash or property);

(6) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer;

(7) any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business; and

(8) Hedging Obligations permitted under Section 4.04(b)(i).

“Permitted Security Interests” means:

(1) Security Interests on property (including Capital Stock) of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Issuer or any Restricted Subsidiary; provided that such Security Interests were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary or such merger or consolidation, were not incurred in contemplation thereof and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary or is merged with or into or consolidated with the Issuer or any Restricted Subsidiary;

(2) Security Interests securing Indebtedness under cash pooling and Hedging Obligations, which obligations are permitted by paragraph (b)(xi) of Section 4.04 and Security Interests securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities;

(3) Security Interests existing on the Issue Date;

(4) Security Interests in favor of the Issuer or any of its Restricted Subsidiaries;

(5) Security Interests relating to current or future escrow arrangements securing Indebtedness of the Issuer or any Guarantor;

(6) Security Interests on the stock or assets of Non-Recourse Subsidiaries securing Non-Recourse Financing of one or more Non-Recourse Subsidiaries;

(7) Security Interests on cash and cash equivalents securing Indebtedness incurred to finance an acquisition of assets or a business or multiple businesses; provided that within 180 days from the date the related Indebtedness was incurred, such cash or cash equivalents are used to (a) fund the acquisition (or a similar transaction), including any related fees and expenses, and the related Indebtedness is (1) secured by Security Interests otherwise permitted by Section 4.05 or (2) unsecured; or (b) retire or repay the Indebtedness that it secures and to pay any related fees and expenses;

(8) Security Interests granted in favor of a Governmental Authority by a Non-Recourse Subsidiary when required by such Governmental Authority in connection with the operations of such Non-Recourse Subsidiary in the ordinary course of its business;

(9) Security Interests on the property of a Non-Recourse Subsidiary securing performance of obligations under power purchase agreements entered in the ordinary course of its business;

(10) any interest or title of a lessor or sublessor under any lease or sublease of real estate permitted hereunder (or with respect to any deposits or reserves posted thereunder);

(11) Security Interests solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(12) purported Security Interests evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(13) Security Interests in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(14) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(15) non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of the Issuer or such Restricted Subsidiary;

(16) any agreement to lease, option to lease, license, sub-lease or other right to occupancy assumed or entered by or on behalf of the Issuer or any Restricted Subsidiary in the ordinary course of its business;

(17) reservations, limitations, provisos and conditions, if any, expressed in any grants from any Governmental Authority or any similar authority;

(18) Security Interests in the nature of restrictions on changes in the direct or indirect ownership or control of any Non-Recourse Subsidiary;

(19) Security Interests in the nature of rights of first refusal, rights of first offer, purchase options and similar rights in respect of the Equity Interests or assets of Non-Recourse Subsidiaries included in documentation evidencing Non-Recourse Financing;

(20) Security Interests securing insurance premium financing arrangements;

(21) Security Interests in favor of credit card companies pursuant to agreements therewith;

(22) Security Interests securing cash management services in the ordinary course of business;

(23) Security Interests on real estate in connection with the financing of the acquisition or development thereof, provided that facilities are or will be located on such property or assets primarily for the use of the Issuer or any of its Subsidiaries;

(24) any other Security Interests securing Indebtedness permitted by paragraph (b)(xiii) and (xvi) of Section 4.04; and

(25) any Security Interest securing Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured, and permitted to be so secured, described in the foregoing clauses (1) through (24); provided that any such Security Interest is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Security Interest arose, could secure) the Indebtedness being refinanced.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Project” means renewable energy, conventional power, electric transmission and water installations projects, in each case whether commercial or residential in nature and shall include economic rights, creditor rights and other related rights in such projects or convertible bonds or similar instruments related to such projects.

“QIB” means a “Qualified Institutional Buyer” as defined under Rule 144A.

“Rating Agency” means any of the following: (a) Standard & Poor’s Credit Market Services Europe Limited, a division of The McGraw Hill Companies, Inc. (“S&P”); (b) Moody’s Investors Service Limited (“Moody’s”); or (c) Fitch Ratings Ltd (“Fitch”), and, in each case, their respective successors.

A “Rating Release Event” occurs if at any time while the Notes remain outstanding the Issuer seeks and obtains a rating from at least two of the Rating Agencies and two such Rating Agencies assign the Notes an Investment Grade Rating.

“Record Date” for the interest payable on any Interest Payment Date means May 1 or November 1 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date or, in the case of the final Interest Payment Date, November 1, 2019.

“Refinancing Indebtedness” means any Indebtedness that refinances any Indebtedness in compliance with Section 4.04; provided, however:

(a) such Refinancing Indebtedness has a Stated Maturity that is either (i) no earlier than the Stated Maturity of the Indebtedness being refinanced or (ii) after the final maturity of the Notes;

(b) such Refinancing Indebtedness has an average life at the time such Refinancing Indebtedness is incurred that is equal to or greater than the average life of the Indebtedness being refinanced;

(c) such Refinancing Indebtedness has an aggregate principal amount (or if issued with an original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premiums) under the Indebtedness being refinanced;

(d) if the Indebtedness being refinanced is Subordinated Indebtedness, such Refinancing Indebtedness has a final maturity date later than the final maturity date of the Notes, and is subordinated in right of payment to the Notes on terms at least as favorable to the holders of Notes as those contained in the Indebtedness being refinanced; and

(e) if the Indebtedness being refinanced is Non-Recourse Financing, such Refinancing Indebtedness is Non-Recourse Financing incurred by one or more Non-Recourse Subsidiaries;

provided, however, that Refinancing Indebtedness shall not include Indebtedness of (i) the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary or (ii) the Issuer or a Guarantor that refinances Indebtedness of a Restricted Subsidiary that is not a Guarantor.

“Regulation S” means Regulation S under the Securities Act (including any successor regulation thereto), as it may be amended from time to time.

A “Release Event” occurs in relation to a Guarantor if at any time while the Notes remain outstanding, (a) the Guarantor is unconditionally released from all guarantees given by it of Issuer Indebtedness; or (b) as a result of a change in law taking effect after the Issue Date (in respect of an original Guarantor) or the date upon which the relevant Subsidiary became a Guarantor (in respect of a new Guarantor), the guarantee of the Notes given by the Guarantor is prohibited or restricted under laws generally applicable to persons of the same legal form as that Guarantor.

“Relevant Indebtedness” means any present or future indebtedness (whether being principal, interest or other amounts), in the form of or evidenced by notes, bonds, debentures, loan stock or other similar debt instruments, whether issued for cash or in whole or in part for a consideration other than cash, and which are, or are capable of being, quoted, listed or ordinarily dealt in or traded on any recognized stock exchange, over-the-counter or other securities market but shall not in any event include any Non-Recourse Financing.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” shall have the meaning set forth in Section 4.06.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means any Subsidiary of the Issuer that is not an Unrestricted Subsidiary.

“Rule 144” means Rule 144 under the Securities Act (including any successor regulation thereto), as it may be amended from time to time.

“Rule 144A” means Rule 144A under the Securities Act (including any successor regulation thereto), as it may be amended from time to time.

“Securities Act” means the U.S. Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Security Interest” shall have the meaning set forth in Section 4.05.

“Significant Subsidiary” means any (i) Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof and (ii) any Guarantor.

“Stated Maturity” means, when used with respect to any Note or any payment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such payment of interest, respectively, is due and payable, and, when used with respect to any other Debt, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt, or any payment of interest thereon, is due and payable and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Guarantor that is subordinated in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

“Subsidiary” means, with respect to any Person:

(a) any corporation, association or other business entity (i) of which more than 50% of the Voting Rights is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof) or (ii) that is deemed by such Person’s auditors to be controlled by such Person and as a result of such control (whether legal or de facto) such corporation’s, association’s or business entity’s financial position and results of operations are fully consolidated with those of such Person for the purposes of such Person’s audited and interim financial statements as of the most recent relevant financial period; and

(b) any partnership or limited liability company of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (ii) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Testing Period” means the Issuer’s most recently ended four full consecutive fiscal quarters; or, if fewer than four consecutive fiscal quarters of the Issuer have been completed since the Issue Date, the fiscal quarters of the Issuer that have been completed since the Issue Date; provided that: (a) for purposes of determining an amount of any item included in the calculation of a financial ratio or covenant for the fiscal quarter ended December 31, 2014, such amount for the Testing Period then ended shall equal such item for the two fiscal quarters then ended multiplied by two; and (b) for purposes of determining an amount of any item included in the calculation of a financial ratio or financial covenant for the fiscal quarter ended March 31, 2015, such amount for the Testing Period then ended shall equal such item for the three fiscal quarters then ended multiplied by 4/3.

“Treasury Rate” means, as at any redemption date, the yield to maturity as at such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to November 15, 2019; provided, however, that if the period from the redemption date to November 15, 2019, is less than one year, the weekly average yield on actually traded United States securities adjusted to a constant maturity of one year will be used.

“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and, thereafter, means the successor serving hereunder.

“Trust Officer” means, when used with respect to the Trustee, any officer in the corporate trust department of the Trustee or any other officer of the Trustee who customarily performs functions similar to those performed by the above-designated officers, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject, and, in each case, who shall have direct responsibility for the administration of this Indenture.

“Unrestricted Subsidiary” means:

(i) any Subsidiary of the Issuer that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Issuer in the manner provided below); and

(ii) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(1)	such Subsidiary or any of its Subsidiaries does not own any Equity Interests or Indebtedness of, or own or hold any Security Interest on any property of, the Issuer or any other Subsidiary of the Issuer which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(2)	such designation and the Investment of the Issuer in such Subsidiary complies with Section 4.06. Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions.

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (1) no Default or Event of Default would result therefrom and (2) the Issuer could incur at least $1.00 of additional Indebtedness under the first paragraph of the covenant described under Section 4.04 on a pro forma basis taking into account such designation. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation or an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. dollars” or “$” means the lawful currency of the United States of America.

“U.S. Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States of America pledges its full faith and credit.

“Voting Rights” means the right generally to vote at a general meeting of shareholders of the Issuer (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have voting power by reason of the happening of any contingency).

Section 1.02. Other Definitions.

Term	Defined in
“Additional Amounts”	Section 4.10
“Additional Notes”	Recitals
“Applicable Redemption Premium”	Section 3.08
“Asset Sale Offer”	Section 4.07
“Authentication Agent”	Section 2.02
“Authorized Agent”	Section 12.09
“Change in Tax Law”	Section 3.09(a)(ii)
“Change of Control Offer”	Section 4.09
“Change of Control Payment”	Section 4.09
“Change of Control Payment Date”	Section 4.09
“Code”	Section 2.06(h)(viii)
“covenant defeasance”	Section 8.03
“Defaulted Interest”	Section 2.12
“ERISA”	Section 2.06(h)(viii)
“Event of Default”	Section 6.01(a)
“Global Notes”	Section 2.01(c)
“legal defeasance”	Section 8.02
“Notes”	Recitals
“Notes Offer”	Section 4.07(c)(1)
“Obligations”	Section 10.01(a)
“Original Notes”	Recitals
“Paying Agent”	Section 2.03(a)
“Registrar”	Section 2.03(a)
“Regulation S Global Note”	Section 2.01(b)
“Relevant Payment Date”	Section 4.10(a)(ii)
“Relevant Taxing Jurisdiction”	Section 4.10
“ROFO Agreement”	Section 4.08(b)
“Rule 144A Global Note”	Section 2.01(b)
“Restricted Payments”	Section 4.06(a)
“Security Interest”	Section 4.05
“Security Register”	Section 2.03(b)
“Similar Law”	Section 2.06(h)(viii)
“Taxes”	Section 4.10
“Transfer Agent”	Section 2.03(a)

Section 1.03. [INTENTIONALLY OMITTED]

Section 1.04. Rules of Construction. Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS;

(iii) “or” is not exclusive;

(iv) “including” or “include” means including or include without limitation;

(v) words in the singular include the plural and words in the plural include the singular; and

(vi) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section, clause or other subdivision.

ARTICLE 2

THE NOTES

Section 2.01. The Notes. (a) Form and Dating. The Notes and the Trustee’s or Authentication Agent’s certificate of authentication shall be substantially in the form of Exhibit A hereto with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture. The Notes may have notations, legends or endorsements required by law, the rules of any securities exchange or usage. The Issuer shall approve the form of the Notes. Each Note shall be dated the date of its authentication. The terms and provisions contained in the form of the Notes shall constitute and are hereby expressly made a part of this Indenture. The Notes shall be issued only in registered form without coupons and only in minimum denominations of $200,000 in principal amount and any integral multiples of $1,000 in excess thereof. Notes in denominations of less than $200,000 will not be available.

(b) Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of one or more Global Notes substantially in the form of Exhibit A hereto (the “Regulation S Global Note”), which shall be deposited with the Depositary, registered in the name of the Depositary or its nominee, as the case may be, duly executed by the Issuer and authenticated by the Trustee (or an Authentication Agent appointed by the Trustee in accordance with Section 2.02) as hereinafter provided. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the Regulation S Global Note and recorded in the Security Register, as hereinafter provided.

Notes offered and sold to QIBs in reliance on Rule 144A shall be issued initially in the form of one or more Global Notes substantially in the form of Exhibit A hereto (the “Rule 144A Global Note”), which shall be deposited on behalf of the purchasers of the Notes represented thereby with Depositary, registered in the name of Depositary or its nominee, as the case may be, duly executed by the Issuer and authenticated by the Trustee (or its agent in accordance with Section 2.02) as hereinafter provided. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the Rule 144A Global Note and recorded in the Security Register, as hereinafter provided.

None of the Trustee, the Registrar, the Paying Agent or the Transfer Agent shall have any responsibility or obligation to any beneficial owner of an interest in a Global Note, any agent member or other member of, or a participant in, the Depositary or other Person with respect to the accuracy of the records of the Depositary or any nominee or participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any agent member or other participant, member, beneficial owner or other Person (other than the Depositary) of any notice or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to the Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary, subject to its applicable rules and procedures. The Trustee, the Registrar, the Paying Agent and the Transfer Agent may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its agent members and other members, participants and any beneficial owners.

(c) Book-Entry Provisions. This Section 2.01(c) shall apply to the Regulation S Global Note and the Rule 144A Global Note (collectively, the “Global Notes”) deposited with or on behalf of the Depositary.

The Applicable Procedures shall be applicable to book-entry interests in the Global Notes that are held by Participants through DTC.

(d) Definitive Registered Notes. Definitive Registered Notes issued upon transfer of a book-entry interest or a Definitive Registered Note, or in exchange for a book-entry interest or a Definitive Registered Notes, will be issued in accordance with this Indenture.

Notes issued in definitive registered form shall be substantially in the form of Exhibit A hereto (excluding the Global Note Legend thereon and the “Schedule of Principal Amount” in the form of Schedule A attached thereto).

Section 2.02. Execution and Authentication. An authorized member of the Board of Directors of the Issuer shall sign the Notes for the Issuer by facsimile signature.

If an authorized member of the Board of Directors whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid or obligatory for any purpose until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

Pursuant to an Issuer Order, the Issuer shall execute and the Trustee shall authenticate (a) Original Notes for original issue up to an aggregate principal amount of $255,000,000 and (b) Additional Notes subject to compliance at the time of issuance of such Additional Notes with the provisions of this Indenture. The aggregate principal amount of Notes outstanding shall not exceed the aggregate principal amount of Notes authorized for issuance by the Issuer pursuant to one or more Issuer Orders except as provided in Section 2.07.

The Trustee may appoint an authentication agent (“Authentication Agent”) reasonably acceptable to the Issuer to authenticate the Notes. Unless limited by the terms of such appointment, any such Authentication Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by any such agent. An Authentication Agent has the same rights as any Registrar, co-Registrar, Transfer Agent or Paying Agent to deal with the Issuer or an Affiliate of the Issuer. The Trustee hereby appoints The Bank of New York Mellon and The Bank of New York Mellon hereby accepts such appointment. The Issuer hereby confirms this appointment.

The Trustee shall have the right to decline to authenticate and deliver any Notes under this Section 2.02 if the Trustee, being advised by counsel, determines that such action may not lawfully be taken or if the Trustee in good faith shall determine that such action would expose the Trustee to personal liability to existing Holders.

Section 2.03. Registrar, Transfer Agent and Paying Agent.

(a) The Issuer shall maintain an office or agency for the registration of the Notes and of their transfer or exchange (the “Registrar”), an office or agency where Notes may be transferred or exchanged (the “Transfer Agent”), an office or agency where the Notes may be presented for payment (the “Paying Agent”) and an office or agency where notices or demands to or upon the Issuer in respect of the Notes may be served.

The Issuer may appoint one or more Transfer Agents, one or more co-Registrars and one or more additional Paying Agents. The Issuer or any of its Subsidiaries may act as Transfer Agent, Registrar, co-Registrar, Paying Agent and agent for service of notices and demands in connection with the Notes; provided, however, that neither the Issuer nor any of its Subsidiaries shall act as Paying Agent for the purposes of Articles Three and Eight and Section 4.07 and Section 4.09. The Issuer may change Paying Agents without prior notice to the Holders.

The Issuer hereby appoints the office of The Bank of New York Mellon located at the address set forth in Section 12.02(a) as Transfer Agent, Paying Agent and Registrar, and The Bank of New York Mellon hereby accepts such appointment.

The Issuer undertakes that it will maintain a paying agent in respect of the Notes that is not obliged to withhold or deduct tax pursuant to the EU Savings Directive or any Directive amending, supplementing or replacing such Directive or any law implementing or complying with, or introduced in order to conform to, any such Directive or Directives.

(b) Subject to any applicable laws and regulations, the Issuer shall cause the Registrar to keep a register (the “Security Register”) in which, subject to such reasonable regulations it may prescribe, the Issuer shall provide for the registration of ownership, exchange, and transfer of the Notes. Such registration in the Security Register shall be conclusive evidence of the ownership of Notes. Included in the books and records for the Notes shall be notations as to whether such Notes have been paid, exchanged or transferred, cancelled, lost, stolen, mutilated or destroyed and whether such Notes have been replaced. In the case of the replacement of any of the Notes, the Registrar shall keep a record of the Note so replaced and the Note issued in replacement thereof. In the case of the cancellation of any of the Notes, the Registrar shall keep a record of the Note so cancelled and the date on which such Note was cancelled.

Section 2.04. Paying Agent to Hold Money. Not later than 10:00 am New York time one day prior to each due date of the principal, premium, if any, and interest on any Notes, the Issuer shall deposit with the Paying Agent money in immediately available funds sufficient to pay such principal, premium, if any, and interest so becoming due on the due date for payment under the Notes. The Issuer shall require each Paying Agent other than the Trustee or any Affiliate of the Trustee to agree in writing that such Paying Agent shall hold for the benefit of the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, and interest on the Notes (whether such money has been paid to it by the Issuer or any other obligor on the Notes), and such Paying Agent shall promptly notify the Trustee of any default by the Issuer (or any other obligor on the Notes) in making any such payment. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee or the entity designated by the Trustee for this purpose and account for any funds disbursed, and the Trustee may at any time during the continuance of any payment default, upon written request to a Paying Agent, require such Paying Agent to pay all money held by it to the Trustee or the entity designated by the Trustee for this purpose and to account for any funds disbursed. Upon doing so, the Paying Agent shall have no further liability for the money so paid over to the Trustee. If the Issuer or any Affiliate of the Issuer acts as Paying Agent, it shall, on or before each due date of any principal, premium, if any, or interest on the Notes, segregate and hold in a separate trust fund for the benefit of the Holders a sum of money sufficient to pay such principal, premium, if any, or interest so becoming due until such sum of money shall be paid to such Holders or otherwise disposed of as provided in this Indenture, and shall promptly notify the Trustee of its action or failure to act.

A Paying Agent shall not be obliged to pay the Holders of the Notes (or make any other payment) unless and until such time as it has confirmed receipt of funds sufficient to make the relevant payment.

Section 2.05. Holder Lists. The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee or the Paying Agent is not the Registrar, the Issuer shall furnish to the Trustee and the Paying Agent, in writing no later than the Record Date for each Interest Payment Date and at such other times as the Trustee or the Paying Agent may request in writing, a list in such form and as of such Record Date as the Trustee may reasonably require of the names and addresses of Holders, including the aggregate principal amount of Notes held by each Holder.

Section 2.06. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by a Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee thereof.

All Global Notes will be exchanged by the Issuer for Definitive Registered Notes:

(i) if DTC notifies the Issuer that it is unwilling or unable to continue to act as Depositary and a successor Depositary is not appointed by the Issuer within 120 days; or

(ii) if the holder of a book-entry interest requests such exchange in writing through DTC following a Default by the Issuer under this Indenture and enforcement action is being taken in respect thereof under this Indenture.

Upon the occurrence of either of the preceding events in clauses (i) or (ii) above, the Issuer shall issue or cause to be issued Definitive Registered Notes in such names as the Depositary shall instruct the Registrar and Transfer Agent.

Global Notes also may be replaced, in whole or in part, as provided in Section 2.07 hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a). Book-entry interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b) General Provisions Applicable to Transfer and Exchange of Book-Entry Interests in the Global Notes. The transfer and exchange of book-entry interests shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.

In connection with all transfers and exchanges of book-entry interests (other than transfers of book-entry interests in connection with which the transferor takes delivery thereof in the form of a book-entry interest in the same Global Note), the Transfer Agent (copied to the Trustee) must receive: (i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to debit from the transferor a book-entry interest in an amount equal to the book-entry interest to be transferred or exchanged; (ii) a written order from a

Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a book-entry interest in another Global Note in an amount equal to the book-entry interest to be transferred or exchanged; and (iii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited or debited with such increase or decrease, if applicable.

In connection with a transfer or exchange of a book-entry interest for a Definitive Registered Note, the Transfer Agent (copied to the Trustee and the Registrar) must receive: (i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to debit from the transferor a book-entry interest in an amount equal to the book-entry interest to be transferred or exchanged; (ii) a written order from a Participant directing the Registrar to cause to be issued a Definitive Registered Note in an amount equal to the book-entry interest to be transferred or exchanged; and (iii) instructions containing information regarding the Person in whose name such Definitive Registered Note shall be registered to effect the transfer or exchange referred to above.

In connection with any transfer or exchange of Definitive Registered Notes, the Holder of such Notes shall present or surrender to the Registrar the Definitive Registered Notes duly endorsed or accompanied by a written instruction of transfer in a form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, in connection with a transfer or exchange of a Definitive Registered Note for a book-entry interest, the Transfer Agent (copied to the Trustee) must receive a written order directing the Depositary to credit the account of the transferee in an amount equal to the book-entry interest to be transferred or exchanged.

Upon satisfaction of all of the requirements for transfer or exchange of book-entry interests in Global Notes contained in this Indenture, the Transfer Agent (copied to the Trustee and the Registrar), as specified in this Section 2.06, shall endorse the relevant Global Note with any increase or decrease and instruct the Depositary to reflect such increase or decrease in its system.

Transfers of book-entry interests shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers and exchanges of book-entry interests for book-entry interests also shall require compliance with either subparagraph (b)(i) or (b)(ii) below, as applicable, as well as subparagraph (b)(iii) below, if applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Book-entry interests may be transferred to Persons who take delivery thereof in the form of a book-entry interest in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, any sale or transfer of such interest to U.S. persons shall not be permitted during the Restricted Period unless such resale or transfer is made pursuant to Rule 144A. No written orders or instructions shall be required to be delivered to the Trustee to effect the transfers described in this
Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. A holder may transfer or exchange a book-entry interest in Global Notes in a transaction not subject to Section 2.06(b)(i) above only if the Transfer Agent (copied to the Trustee) receives either:

(A) both:

(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a book-entry interest in another Global Note in an amount equal to the book-entry interest to be transferred or exchanged; and

(2) instructions given by the Depositary in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Registered Note in an amount equal to the book-entry interest to be transferred or exchanged; and

(2) instructions given by the Depositary to the Registrar containing information specifying the identity of the Person in whose name such Definitive Registered Note shall be registered to effect the transfer or exchange referred to in (1) above, the principal amount of such securities and the CUSIP, ISIN, Common Code or other similar number identifying the Notes, provided that any such transfer or exchange is made in accordance with the transfer restrictions set forth in the Private Placement Legend.

(iii) Transfer of Book-Entry Interests to Another Global Note. A book-entry interest in any Global Note may be transferred to a Person who takes delivery thereof in the form of a book-entry interest in another Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a book-entry interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B) if the transferee will take delivery in the form of a book-entry interest in a Regulation S Global Note then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(c) Transfer or Exchange of Beneficial Interests for Definitive Registered Notes. If any holder of a book-entry interest in a Global Note proposes to exchange such book-entry interest for a Definitive Registered Note or to transfer such book-entry interest to a Person who takes delivery thereof in the form of a Definitive Registered Note, then, upon receipt by the Trustee, the relevant Transfer Agent and the Registrar of the following documentation:

(i) in the case of a transfer on or before the expiration of the Restricted Period by a holder of a book-entry interest in a Regulation S Global Note, the Registrar and Transfer Agent and the Trustee shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in either item (1) or item (2) thereof;

(ii) in the case of a transfer after the expiration of the Restricted Period by a holder of a book-entry interest in a Regulation S Global Note, the transfer complies with Section 2.06(b);

(iii) in the case of a transfer by a holder of a book-entry interest in a Rule 144A Global Note to a QIB in reliance on Rule 144A, the Registrar and Transfer Agent and the Trustee shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(iv) in the case of a transfer by a holder of a book-entry interest in a Rule 144A Global Note in reliance on Regulation S, the Registrar and Transfer Agent and the Trustee shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof; or

(v) in the case of a transfer by a holder of a book-entry interest in a Rule 144A Global Note in reliance on Rule 144, the Registrar and Transfer Agent and the Trustee shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3) thereof, the Registrar and Transfer Agent shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuer shall execute and the Trustee or the Authentication Agent shall, upon receipt of an Issuer Order to authenticate a Definitive Registered Note, authenticate and deliver to the Person designated in the instructions such Definitive Registered Note in the appropriate principal amount. Any Definitive Registered Note issued in exchange for a book-entry interest in a Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such book-entry interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Registrar and Transfer Agent

shall deliver such Definitive Registered Notes to the Persons in whose names such Notes are so registered. Any Definitive Registered Note issued in exchange for a book-entry interest in a Global Note pursuant to this Section 2.06(c) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(d) Transfer and Exchange of Definitive Registered Notes for Book-Entry Interests in the Global Notes. If any Holder of a Definitive Registered Note proposes to exchange such Note for a book-entry interest in a Global Note or to transfer such Definitive Registered Notes to a Person who takes delivery thereof in the form of a book-entry interest in a Global Note, then, upon receipt by the Trustee, the relevant Transfer Agent and the Registrar of the following documentation:

(i) if the Holder of such Definitive Registered Note proposes to exchange such Note for a book-entry interest in a Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2) thereof;

(ii) if such Definitive Registered Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(iii) if such Definitive Registered Note is being transferred in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof, as applicable;

(iv) if such Definitive Registered Note is being transferred to the Issuer, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3) thereof; and

the Trustee will cause the Registrar and Transfer Agent to cancel the Definitive Registered Note, and the Registrar and Transfer Agent will increase or cause to be increased the aggregate principal amount of, in the case of clause (i) above, the Global Note, in the case of clause (ii) above, the 144A Global Note, in the case of clause (iii) above, the Regulation S Global Note, and in the case of clause (iv) above, the 144A Global Note.

(e) Transfer and Exchange of Definitive Registered Notes for Definitive Registered Notes. Upon request by a Holder of Definitive Registered Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Transfer Agent or the Registrar will register the transfer or exchange of Definitive Registered Notes of which registration the Issuer will be informed of by the Transfer Agent or the Registrar (as the case may be). Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Transfer Agent or the Registrar the Definitive Registered Notes duly endorsed and accompanied by a written instruction of transfer in a form satisfactory to the Transfer Agent or the Registrar duly executed by such Holder or its attorney, duly authorized to execute the same in writing. In the event that the Holder of such Definitive Registered Notes does not transfer the entire principal amount of Notes represented by any such Definitive Registered Note, the Transfer Agent or the Registrar will cancel or cause to be cancelled such Definitive Registered Note and the Issuer (who has been informed of such cancellation) shall execute and the Trustee or the Authentication Agent shall, upon receipt of an Issuer Order to authenticate Definitive Registered Notes, authenticate and deliver to the requesting Holder and any transferee Definitive Registered Notes in the appropriate principal amounts. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

Any Definitive Registered Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Definitive Registered Note if the Registrar receives the following:

(i) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(ii) if the transfer will be made in reliance on Regulation S, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(f) Legends. The following legends will appear on the face of all Global Notes and Definitive Registered Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i) Private Placement Legend. Each Global Note and each Definitive Registered Note (and all Notes issued in exchange therefor or in substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OF THE UNITED STATES OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT.

THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR FOR WHICH IT HAS PURCHASED SECURITIES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”)

WHICH IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE) ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE U.S. SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES TO NON-U.S. PERSONS IN COMPLIANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND TO COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS AND FURTHER SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE AND (III) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.”

(ii) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL

OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (A) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (B) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE AND (C) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all book-entry interests in a particular Global Note have been exchanged for Definitive Registered Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note will be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any book-entry interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a book-entry interest in another Global Note or for Definitive Registered Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Registrar and Transfer Agent to reflect such reduction; and if the book-entry interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a book-entry interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Registrar and Transfer Agent to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuer will execute and the Trustee or the Authentication Agent will authenticate Global Notes and Definitive Registered Notes upon receipt of an Issuer Order to authenticate Global Notes and Definitive Registered Notes in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii) No service charge will be made by the Issuer or the Registrar to a Holder of a book-entry interest in a Global Note, a Holder of a Global Note or a Holder of a Definitive Registered Note for any registration of transfer, exchange or redemption of the Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with any such registration of transfer or exchange.

(iii) No Transfer Agent or Registrar will be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Definitive Registered Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Registered Notes will be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Registered Notes surrendered upon such registration of transfer or exchange.

(v) The Issuer shall not be required to register the transfer into its register kept at its registered office of any Definitive Registered Notes: (A) for a period of 15 calendar days prior to any date fixed for the redemption of the Notes under Section 3.04; (B) for a period of 15 calendar days immediately prior to the date fixed for selection of Notes to be redeemed in part; (C) for a period of 15 calendar days prior to the Record Date with respect to any Interest Payment Date; or (D) which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer. Any such transfer will be made without charge to the Holder, other than any taxes, duties and governmental charges payable in connection with such transfer.

(vi) The Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vii) All certifications, certificates and Opinions of Counsel required to be submitted to the Issuer, the Trustee or the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(viii) Each purchaser and transferee of a Note will be deemed to have represented by its purchase and holding of the Note that (a) its purchase and holding of the Note is not made on behalf of or with “plan assets” of any plan subject to Title I of Employment Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or any employee benefit plan sponsored by a state or local government or otherwise subject to laws that include restrictions substantially similar to ERISA and Section 4795 of the Code (“Similar Law”) or (b) its purchase and holding of the Note will not result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any Similar Law.

Section 2.07. Replacement Notes. If a mutilated Definitive Registered Note is surrendered to the Registrar or if the Holder claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee or the Authentication Agent shall, upon receipt of an Issuer Order to authenticate a replacement Note, authenticate such replacement Note in such form as the Note mutilated, lost, destroyed or wrongfully taken if the Holder satisfies any other reasonable requirements of the Trustee or the Issuer. If required by the Trustee or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of the Issuer and the Trustee to protect the Issuer, the Trustee, the

Paying Agent, the Transfer Agent, the Registrar and any co-Registrar, and any Authentication Agent from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note shall be an additional obligation of the Issuer.

Section 2.08. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation and those described in this Section 2.08 as not outstanding. A Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the Note which has been replaced is held by a bona fide purchaser.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal, premium, if any, interest and Additional Amounts, if any, payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.09. Notes Held by Issuer. In determining whether the Holders of the required principal amount of Notes have concurred in any direction or consent or any amendment, modification or other change to this Indenture, Notes owned by the Issuer or by an Affiliate of the Issuer shall be disregarded and treated as if they were not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent or any amendment, modification or other change to this Indenture, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgees right so to act with respect to the Notes and that the pledgee is not the Issuer or an Affiliate of the Issuer.

Section 2.10. [INTENTIONALLY OMITTED].

Section 2.11. Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee, in accordance with its customary procedures, shall (or will instruct the Registrar to) cancel (subject to the record retention requirements of the Exchange Act and the Trustee’s retention policy) all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such cancelled Notes in its customary manner. Except as otherwise provided in this Indenture, the Issuer may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation.

Section 2.12. Defaulted Interest. Any interest on any Note that is payable, but is not punctually paid or duly provided for, on the dates and in the manner provided in the Notes and this Indenture (all such interest herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder on the relevant Record Date by virtue of having been such Holder, and such Defaulted Interest may be paid by the Issuer, at its election in each case, as provided in clause (a) or (b) below:

(a) The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes are registered at the close of business on a special record date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer may deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest; or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as provided in this clause. In addition, the Issuer shall fix a special record date for the payment of such Defaulted Interest, such date to be not more than 15 days and not less than 10 days prior to the proposed payment date and not less than 15 days after the receipt by the Trustee of the notice of the proposed payment date. The Issuer shall promptly but, in any event, not less than 15 days prior to the special record date, notify the Trustee of such special record date and, in the name and at the expense of the Issuer, the Trustee shall cause notice of the proposed payment date of such Defaulted Interest and the special record date therefor to be delivered electronically or mailed first-class, postage prepaid to each Holder as such Holder’s address appears in the Security Register, not less than 10 days prior to such special record date. Notice of the proposed payment date of such Defaulted Interest and the special record date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Notes are registered at the close of business on such special record date and shall no longer be payable pursuant to clause (b) below.

(b) The Issuer may make payment of any Defaulted Interest on the Notes in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee of the proposed payment date pursuant to this clause, such manner of payment shall be deemed reasonably practicable.

Subject to the foregoing provisions of this Section 2.12, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13. Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The Issuer will pay interest on overdue principal premium, if any, and to the extent lawful, interest and Additional Amounts, if any, at a rate per annum that is 1.0% in excess of the then applicable interest rate on the Notes. In no event shall the rate of interest on the Notes be higher than the maximum rate permitted by applicable law.

Section 2.14. CUSIP, ISIN, Common Code and Other Identifying Numbers. The Issuer in issuing the Notes may use CUSIP, ISIN, Common Code and other identifying numbers (if then generally in use), and, if so, the Issuer shall use CUSIP, ISIN, Common Code and other identifying numbers, as appropriate, in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers or codes either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee of any change in the CUSIP, ISIN, Common Code and other identifying numbers.

Section 2.15. Issuance of Additional Notes. The Issuer may, subject to Section 4.04 of this Indenture, issue Additional Notes under this Indenture in accordance with the procedures of Section 2.02. The Original Notes issued on the date of this Indenture and any Additional Notes that are fungible with the Notes for U.S. federal income tax purposes shall be treated as a single class for all purposes under this Indenture. No issue of Additional Notes shall utilize the same CUSIP, ISIN, Common Code or other identifying numbers as a Note already issued hereunder unless the Additional Notes are issued in a “qualified reopening” (within the meaning of U.S. Treas. Reg. 1.275-2(k)(3), or any successor provision, as in effect at the time of further issue).

Section 2.16. Listing. The Issuer shall use reasonable efforts to obtain and maintain the listing of the Notes on the Official List of the Luxembourg Stock Exchange and the admission of the Notes to trading on the Euro MTF Market; provided that, if it is unable to do so, having made such efforts, or if it elects to change the location of listing of the Notes in its absolute discretion, the Issuer will instead use reasonable efforts to obtain and maintain a listing of the Notes on another stock exchange which has been designated as a “recognised stock exchange” for the purposes of Section 1005 of the United Kingdom Income Tax Act 2007. The Issuer shall promptly notify the Trustee in writing if the Notes become listed on any stock exchange (other than the Luxembourg Stock Exchange) and of any delisting of the Notes from any stock exchange.

ARTICLE 3

REDEMPTION; OFFERS TO PURCHASE

Section 3.01. [INTENTIONALLY OMITTED].

Section 3.02. Notices to Trustee. If the Issuer elects to redeem Notes pursuant to Sections 3.08 or 3.09, it shall notify the Trustee in writing of the redemption date, the principal amount of Notes to be redeemed and the paragraph of the Notes pursuant to which the redemption will occur. Any notice of redemption may, in the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent.

The Issuer shall give each notice to the Trustee and Registrar and Paying Agent provided for in this Section 3.02 in writing at least 5 days before the date notice is mailed to the Holders pursuant to Section 3.04 unless the Trustee consents to a shorter period. Such notice shall be accompanied by an Officer’s Certificate from the Issuer to the effect that such redemption will comply with the conditions herein.

Section 3.03. Selection of Notes to be Redeemed. If fewer than all the Notes are to be redeemed at any time, the Notes will be selected by a method that complies with the requirements, as certified to the Trustee by the Issuer in an Officer’s Certificate, of the principal securities exchange, if any, on which the Notes are listed at such time or, if the Notes are not listed on a securities exchange, pro rata, by lot or otherwise in compliance with the Applicable Procedures; provided that no such partial redemption will reduce the portion of the principal amount of a Note not redeemed to less than $200,000. Neither the Trustee nor the Registrar, as applicable, will be liable for any selections made by or in accordance with this Section 3.03.

The Notes will be selected from the Notes outstanding and not previously called for redemption. Portions equal to $200,000 in principal amount or any integral multiple of $1,000 in excess thereof may be selected for redemption. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee or the Registrar shall notify the Issuer promptly in writing of the Notes or portions of Notes selected in accordance with the Applicable Procedures.

Section 3.04. Notice of Redemption. (a) The Issuer shall publish a notice of any optional redemption of the Notes in accordance with Section 12.02. The Issuer shall inform the Luxembourg Stock Exchange of the principal amount of the Notes that have not been redeemed in connection with any optional redemption.

(b) The notice shall identify the Notes to be redeemed (including CUSIP, ISIN, Common Code and other identifying numbers) and shall state:

(i) the redemption date and the record date;

(ii) the redemption price and the amount of accrued interest, if any, and Additional Amounts, if any, to be paid;

(iii) the name and address of the Paying Agent;

(iv) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price plus accrued interest, if any, and Additional Amounts, if any;

(v) that, if any Note is being redeemed in part, the portion of the principal amount (equal to $200,000 in principal amount or any integral multiple of $1,000 in excess thereof) of such Note to be redeemed and that, on and after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be reissued;

(vi) that, if any Note contains a CUSIP, ISIN, Common Code or other identifying number, no representation is being made as to the correctness of such CUSIP, ISIN, Common Code or other identifying number either as printed on the Notes or as contained in the notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes;

(vii) that, unless the Issuer and the Guarantors default in making such redemption payment, interest on the Notes (or portion thereof) called for redemption shall cease to accrue on and after the Redemption Date;

(viii) the paragraph of the Notes pursuant to which the Notes called for redemption are being redeemed; and

(ix) the conditions to redemption, if any, specified by the Issuer.

At the Issuer’s written request, the Trustee shall give a notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, the Issuer shall provide the Trustee with the notice and the other information required by this Section 3.04.

Section 3.05. Deposit of Redemption Price. No later than 10:00 am New York time one day prior to any redemption date, the Issuer shall deposit or cause to be deposited with the Paying Agent (or, if the Issuer or any of its Subsidiaries is the Paying Agent, shall segregate and hold in trust) a sum in same day funds sufficient to pay the redemption price of and accrued interest and Additional Amounts, if any, on all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption that have previously been delivered by the Issuer to the Trustee for cancellation. The Paying Agent shall return to the Issuer any money so deposited that is not required for that purpose.

Section 3.06. Payment of Notes Called for Redemption. If the Issuer complies with Section 3.05, on and after the redemption date (unless the Issuer shall default in the payment of the Notes or portion of Notes called for redemption at the redemption price and accrued interest to the redemption date, in which case the principal, until paid, shall bear interest from the redemption date at the rate prescribed in the Notes), such Notes shall cease to accrue interest. Upon surrender of any Note for redemption in accordance with a notice of redemption, such Note shall be paid and redeemed by the Issuer at the redemption price, together with accrued interest, if any, to the redemption date; provided, however, that installments of interest whose Stated Maturity is on or prior to the redemption date shall be payable to the Holders registered as such at the close of business on the relevant Record Date.

Notice of redemption shall be deemed to be given when sent, whether or not the Holder receives the notice. In any event, failure to give such notice, or any defect therein, shall not affect the validity of the proceedings for the redemption of Notes held by Holders to whom such notice was properly given.

Section 3.07. Notes Redeemed in Part. (a) Upon surrender of a Global Note that is redeemed in part, the Paying Agent shall forward such Global Note to the Registrar who shall make a notation on the Security Register to reduce the principal amount of such Global Note to an amount equal to the unredeemed portion of the Global Note surrendered; provided, however, that each such Global Note shall be in a principal amount at final Stated Maturity of $200,000 or an integral multiple of $1,000 in excess thereof.

(b) Upon surrender and cancellation of a Definitive Registered Note that is redeemed in part, the Issuer shall execute and the Trustee or the Authentication Agent shall authenticate for the Holder (at the Issuer’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered and cancelled; provided, however, that each such Definitive Registered Note shall be in a principal amount at final Stated Maturity of $200,000 or an integral multiple of $1,000 in excess thereof.

Section 3.08. Optional Make-Whole Redemption. At any time, upon not less than 30 nor more than 60 days’ prior notice, the Issuer may redeem all or part of the Notes at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Redemption Premium as of, and accrued and unpaid interest and Additional Amounts, if any, to, the redemption date, subject to the rights of the Holders of the Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

“Applicable Redemption Premium” means, with respect to any Note on any redemption date, the greater of:

(a) 1.0% of the principal amount of the Note; and

(b) the excess of:

(i) the present value at such redemption date of: (x) 100% of the aggregate principal amount of such Note to be redeemed; plus (y) all required interest payments that would otherwise be due to be paid on such Note through November 15, 2019 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate at such redemption date plus 50 basis points; over

(ii) the outstanding principal amount of the Note;

as calculated by the Issuer or an agent appointed by the Issuer. For the avoidance of doubt, calculations of the Applicable Redemption Premium shall not be a duty or obligation of the Trustee or any Paying Agent.

Section 3.09. Redemption Upon Changes in Withholding Taxes.

(a) The Issuer may, at its option, redeem the Notes, in whole but not in part, at any time upon giving not less than 30 nor more than 60 days’ notice to the Holders of the Notes, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest thereon, if any, to the redemption date and all Additional Amounts, if any, then due and which will become due on the date of redemption as a result of the redemption or otherwise (subject to the rights of the Holders of the Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date and Additional Amounts, if any, in respect thereof), if the Issuer or any of the Guarantors is or, on the next date on which any amount would be payable in respect of the Notes, would be obliged to pay Additional Amounts (as defined below under Section 4.10), which the Issuer or any Guarantor, as the case may be, cannot avoid by the use of reasonable measures available to it (including making payment through a Paying Agent located in another jurisdiction) as a result of:

(i) any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction (as defined below under Section 4.10) affecting taxation which becomes effective on or after the date of this Indenture or, if the Relevant Taxing Jurisdiction has changed since the date of this Indenture, on or after the date on which the then current Relevant Taxing Jurisdiction became the Relevant Taxing Jurisdiction under this Indenture (or, in the case of a successor Person, on or after the date of assumption by the successor Person of the Issuer’s or any Guarantor’s obligations hereunder); or

(ii) any change in, or amendment to, the existing official position or the introduction of an official position regarding the application, administration, or interpretation of the laws, regulations or rulings of any Relevant Taxing Jurisdiction (including a holding, judgment or order by a court of competent jurisdiction) which becomes effective on or after the date of this Indenture or, if the Relevant Taxing Jurisdiction has changed since the date of this Indenture, on or after the date on which the then current Relevant Taxing Jurisdiction became the Relevant Taxing Jurisdiction under this Indenture (or, in the case of a successor Person, on or after the date of assumption by the successor Person of the Issuer’s, or any Guarantor’s, obligations hereunder) (each of the foregoing clauses (i) and (ii) being a “Change in Tax Law”).

(b) Notwithstanding the above, the Issuer may not redeem the Notes under this Section 3.09 if the Relevant Taxing Jurisdiction changes under this Indenture and the Issuer or any Guarantor is obliged to pay Additional Amounts as a result of a Change in Tax Law of the Relevant Taxing Jurisdiction which, at the time the taxing jurisdiction became the Relevant Taxing Jurisdiction under this Indenture, had been publicly announced as being or having been formally proposed.

(c) In the case of Additional Amounts required to be paid as a result of the Issuer conducting business in a jurisdiction other than its place of organization, the Change in Tax Law must become effective after the date the Issuer begins to conduct the business giving rise to the relevant withholding or deduction.

(d) Notwithstanding the foregoing, no such notice of redemption will be given: (i) earlier than 90 days prior to the earliest date on which the Issuer or any Guarantor, as the case may be, would be obliged to make such payment of Additional Amounts or withholding if a payment in respect of the Notes were then due; and (ii) unless at the time such notice is given, the obligation to pay Additional Amounts remains in effect.

(e) Prior to the publication or, where relevant, delivery of any notice of redemption pursuant to the foregoing, the Issuer will deliver to the Trustee:

(i) an Officer’s Certificate stating that the obligation to pay such Additional Amounts cannot be avoided by the Issuer taking reasonable measures available to it; and

(ii) a written opinion of independent tax counsel of recognized standing, qualified under the laws of the Relevant Taxing Jurisdiction and reasonably satisfactory to the Trustee to the effect that the Issuer is or would be obliged to pay such Additional Amounts as a result of a Change in Tax Law.

The Trustee will accept such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the Holders of the Notes.

(f) The foregoing provisions will apply mutatis mutandis to any successor Person, after such successor Person becomes a party to this Indenture, with respect to a Change in Tax Law occurring after the time such successor Person becomes a party to this Indenture.

(g) For the avoidance of doubt, the implementation of the EU Savings Directive or any law implementing, or complying with, or introduced in order to conform to, such directive will not be a change or amendment for such purposes.

Section 3.10. Mandatory Redemption. The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE 4

COVENANTS

Section 4.01. Payment of Notes. The Issuer and the Guarantors covenant and agree for the benefit of the Holders that they shall duly and punctually pay the principal of, premium, if any, interest and Additional Amounts, if any, on the Notes on the dates and in the manner provided in the Notes and this Indenture. Principal, premium, if any, interest and Additional Amounts, if any, shall be considered paid on the date due if by no later than 10:00 am New York time on the day prior to such date the Trustee or the Paying Agent (other than the Issuer or any of its Subsidiaries) holds, in accordance with this Indenture, money sufficient to pay all principal, premium, if any, interest and Additional Amounts, if any, then due. If the Issuer or any of its Subsidiaries acts as Paying Agent, principal, premium, if any, interest and Additional Amounts, if any, shall be considered paid on the due date if the entity acting as Paying Agent complies with Section 2.04.

The Issuer or the Guarantors shall pay interest on overdue principal at the rate specified therefor in the Notes. The Issuer or the Guarantors shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Section 4.02. Corporate Existence. Subject to Article Five, the Issuer and each Restricted Subsidiary shall do or cause to be done all things necessary to preserve and keep in full force and effect their corporate, partnership, limited liability company or other existence and the rights (charter and statutory), licenses and franchises of the Issuer and each Restricted Subsidiary; provided, however, that the Issuer shall not be required to preserve any such right, license or franchise if the Board of Directors of the Issuer shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and the Restricted Subsidiaries as a whole and that the loss thereof is not disadvantageous in any material respect to the Holders.

Section 4.03. Statement as to Compliance. (a) The Issuer shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officer’s Certificate stating that in the course of the performance by the signer of its duties as an officer of the Issuer he would normally have knowledge of any Default and whether or not the signer knows of any Default that occurred during such period and if any specifying such Default, its status and what action the Issuer is taking or proposed to take with respect thereto. For purposes of this Section 4.03(a), such compliance shall be determined without regard to any period of grace or requirement of notice under this Indenture.

(b) When any Default has occurred and is continuing under this Indenture, the Issuer shall deliver to the Trustee within five Business Days by registered or certified mail or facsimile transmission an Officer’s Certificate specifying such event and what action the Issuer is taking or proposes to take with respect thereto.

Section 4.04. Limitation on Indebtedness. (a) Subject to the exceptions set out under paragraph (b) below, the Issuer shall not, and shall procure that none of its Restricted Subsidiaries shall, after the Issue Date, incur any additional Indebtedness (including Acquired Indebtedness) if, on the date of the incurrence of such additional Indebtedness, the Fixed Charge Coverage Ratio is less than 2.0 to 1.0, assuming for these purposes that such additional Indebtedness has been incurred, and the net proceeds thereof applied, on the first day of the relevant Testing Period.

(b) Irrespective of the Fixed Charge Coverage Ratio, the Issuer and its Restricted Subsidiaries are permitted to incur the following Indebtedness:

(i)	Hedging Obligations (contingent or otherwise), provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(ii)	Indebtedness of the Issuer owing to any of its Restricted Subsidiaries or Indebtedness of any of its Restricted Subsidiaries owing to the Issuer or any Restricted Subsidiary of the Issuer; provided that:

(A) if the Issuer or a Guarantor is the obligor on such Indebtedness, to the extent permitted by project financing arrangements to which the obligee is party, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all of its obligations under the Notes or its Guarantee, as the case may be; and

(B) (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary and (ii) any transfer of such Indebtedness to a Person that is not the Issuer or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (b);

(iii) Indebtedness under the Notes (other than any Additional Notes) and any Indebtedness outstanding on the Issue Date;

(iv) Indebtedness of a Restricted Subsidiary incurred and outstanding on the date on which such Restricted Subsidiary was directly or indirectly acquired by the Issuer after the Issue Date or on the date it otherwise becomes a Restricted Subsidiary (other than in each case Indebtedness incurred (i) to provide all or any portion of the funds used to consummate the transaction pursuant to which such Restricted Subsidiary was acquired or otherwise became a Restricted Subsidiary or (ii) otherwise in connection with the contemplation of such transaction);

(v) Indebtedness of the Issuer and its Restricted Subsidiaries represented by Capitalized Lease Obligations, mortgage financings, purchase money obligations or other similar indebtedness with respect to assets or property not to exceed in the aggregate $20.0 million;

(vi) Indebtedness of the Issuer and its Restricted Subsidiaries incurred in respect of worker’s compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Issuer and its Subsidiaries in the ordinary course of business;

(vii) Indebtedness of the Issuer and its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations in connection with the acquisition or disposition of any business, assets or Capital Stock of a Subsidiary after the Issue Date;

(viii) Indebtedness arising from honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or credit lines in the ordinary course of business; provided that such Indebtedness is disbursed within seven (7) days of incurrence;

(ix) advance payments received from customers for goods and services purchased and credit periods in the ordinary course of business;

(x) Indebtedness constituting reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar instruments or obligations issued in the ordinary course of business; provided that upon the drawing or other funding of such letters of credit or other instruments or obligations, such drawings or fundings are reimbursed within seven days;

(xi) Indebtedness under cash pooling arrangements and Hedging Obligations (with respect to currency risks, interest rate risks, commodity risks and price risks) in the ordinary course of business;

(xii) the guarantee by the Issuer or a Restricted Subsidiary of Indebtedness (other than Non-Recourse Financing) that is permitted to be incurred pursuant to another provision of this Section 4.04;

(xiii) (i) the factoring of accounts receivable and (ii) reverse factoring or confirming of accounts payable, in each case arising in the ordinary course of business pursuant to customary arrangements;

(xiv) Indebtedness that constitutes Non-Recourse Financing that is incurred by a Non-Recourse Subsidiary;

(xv) guarantees by Restricted Subsidiaries in the ordinary course of business of obligations to suppliers, customers, franchisees and licensees; provided that each Restricted Subsidiary may only incur such Indebtedness with respect to a Restricted Subsidiary that is the direct or indirect parent of such Restricted Subsidiary;

(xvi) Indebtedness of the Issuer and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (xvi) and then outstanding, will not exceed the greater of an amount equal to (i) 15% of Consolidated Total Assets and (ii) 2.5 times CAFD for the Testing Period ended immediately prior to the date of such incurrence for which financial statements are available; and

(xvii) any Refinancing Indebtedness incurred with respect to the refinancing of any Indebtedness permitted under paragraph (a) above or clauses (iii), (iv) or (xvi) of this Section 4.04.

For purposes of determining compliance with this Section 4.04, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories described in paragraphs (b)(ii) through (xvii) of this Section 4.04, or is entitled to be incurred pursuant to paragraph (a) of this Section 4.04, the Issuer shall be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.04 provided that any Indebtedness that constitutes Non-Recourse Financing on the Issue Date shall be deemed to be incurred under the category described in paragraph (b)(xiv) of this Section 4.04 and not paragraph (a) or (b)(iii). The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the reclassification of preferred stock as Indebtedness due to a change in accounting principles shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 4.04.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the Dollar Equivalent of the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of Indebtedness incurred under a revolving credit facility; provided that: (i) if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than the U.S. dollar, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; (ii) the Dollar Equivalent of the principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date; and (iii) if and for so long as any such Indebtedness is subject to an agreement intended to protect against fluctuations in currency exchange rates with respect to the currency in which such Indebtedness is denominated covering principal and interest on such Indebtedness, the amount of such Indebtedness, if denominated other than in U.S. dollars, shall be the amount of the principal payment required to be made under such currency agreement and, otherwise, the Dollar Equivalent of such amount plus the Dollar Equivalent of any premium which is at such time due and payable but is not covered by such currency agreement.

Section 4.05. Limitation on Liens. So long as any of the Notes remain outstanding, neither the Issuer nor any of the Guarantors shall create or permit to subsist, and the Issuer shall ensure that none of its Restricted Subsidiaries shall create or permit to subsist any mortgage, charge, lien, pledge or other form of encumbrance or security interest (each a “Security Interest”) upon the whole or any part of its present or future property or assets (including any uncalled capital) to secure any Financial Indebtedness or any guarantee or indemnity in respect of any Financial Indebtedness (other than Permitted Security Interests) unless in any such case, before or at the same time as the creation of the Security Interest, any and all action necessary shall have been taken to ensure that:

(a) all amounts payable under the Notes are secured equally and ratably with the Financial Indebtedness or such guarantee or indemnity, as the case may be (until such time as such Financial Indebtedness or guarantee or indemnity is no longer secured by a Security Interest); or

(b) such other Security Interest or guarantee or other arrangement (whether or not including the giving of a Security Interest) is provided in respect of all amounts payable under the Notes as shall be approved by not less than a majority in aggregate principal amount of the Notes then outstanding.

In addition, so long as any of the Notes remain outstanding, neither the Issuer nor any of the Guarantors shall create or permit to subsist, and the Issuer shall ensure that none of its Subsidiaries shall create or permit to subsist, a Security Interest upon the whole or any part of the share capital of any Non-Recourse Subsidiary owned by the Issuer or any of its Subsidiaries to secure any Financial Indebtedness or any guarantee or indemnity in respect of any Financial Indebtedness (other than Permitted Security Interests) unless in any such case, before or at the same time as the creation of the Security Interest, any and all action necessary shall have been taken to ensure that:

(A) all amounts payable under the Notes are secured equally and ratably with the Financial Indebtedness or such guarantee or indemnity, as the case may be (until such time as such Financial Indebtedness or guarantee or indemnity is no longer secured by a Security Interest); or

(B) such other Security Interest or guarantee or other arrangement (whether or not including the giving of a Security Interest) is provided in respect of all amounts payable under the Notes as shall be approved by not less than a majority in aggregate principal amount of the Notes then outstanding.

Section 4.06. Limitation on Restricted Payments. (a) The Issuer shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as holders (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer or any of its Restricted Subsidiaries and other than dividends or distributions payable to the Issuer or to a Restricted Subsidiary);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer or any direct or indirect parent entity of the Issuer;

(iii) make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness; or

(iv) make any Restricted Investment in any Person,

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of any such Restricted Payment no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment, and the Restricted Payment together with the aggregate of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries during the fiscal quarter during which the Restricted Payment is made, will not exceed:

(A) if the Issuer’s Fixed Charge Coverage Ratio would, at the time of such Restricted Payment, have been greater than or equal to 1.75 to 1.00, an amount equal to Available Cash as of the end of the immediately preceding fiscal quarter; or

(B) if the Issuer’s Fixed Charge Coverage Ratio would, at the time of such Restricted Payment, have been less than 1.75 to 1.00, an amount equal to $ 150.0 million less the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (ii), (iv), (v), (vi), (vii) and (ix) (to the extent, in the case of clause (ix), payments are made to the Issuer or any Restricted Subsidiary) in accordance with this clause (a)(B) since the Issue Date.

(b) The preceding provisions shall not prohibit:

(i) the payment of any dividend or the consummation of any redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with this Indenture;

(ii) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock), or from the substantially concurrent contribution of common equity capital to the Issuer;

(iii) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer held by any current or former officer, director, employee or consultant of the Issuer or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, restricted stock grant, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years); and provided further, that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds from the sale of Equity Interests of the Issuer or a Restricted Subsidiary received by the Issuer or a Restricted Subsidiary during such calendar year, in each case to members of management, directors or consultants of the Issuer, any of its Restricted Subsidiaries or any of its direct or indirect parent companies;

(iv) the defeasance, redemption, repurchase, repayment or other acquisition of Subordinated Indebtedness with the net cash proceeds from an incurrence of Refinancing Indebtedness;

(v) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(vi) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any preferred stock of any Restricted Subsidiary issued on or after the Issue Date in accordance with Section 4.04;

(vii) payments of cash, dividends, distributions, advances or other Restricted Payments by the Issuer or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon: (x) the exercise of options or warrants; or (y) the conversion or exchange of Capital Stock of any such Person;

(viii) the repurchase of Equity Interests of the Issuer to be held as treasury stock; provided that the total aggregate amount of Restricted Payments made under this paragraph (viii) does not exceed $20.0 million plus the cash proceeds from the sale of such Equity Interests of the Issuer from treasury stock since the Issue Date; and

(ix) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders of its Equity Interests (other than the Issuer or any Restricted Subsidiary) on no more than a pro rata basis.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The Fair Market Value of any cash Restricted Payment shall be its face amount.

Section 4.07. Limitation on Sales of Assets. The Issuer shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless:

(a) the Issuer (or the relevant Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets, Equity Interests issued or sold or otherwise disposed of;

(b) at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

(i) any liabilities, as recorded on the balance sheet of the Issuer or any Restricted Subsidiary (other than contingent liabilities), that are assumed by the transferee of any such assets and as a result of which the Issuer and its Restricted Subsidiaries are no longer obliged with respect to such liabilities or are indemnified against further liabilities;

(ii) any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 90 days following the closing of the Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion;

(iii) any Capital Stock or assets of the kind referred to in clauses (c)(1)(ii) or (iv) below;

(iv) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Issuer and each other Restricted Subsidiary are released from any guarantee of such Indebtedness in connection with such Asset Sale;

(v) consideration consisting of Indebtedness of the Issuer or any Guarantor received from persons who are not the Issuer or any Restricted Subsidiary; and

(vi) any consideration consisting of Equity Interests in an entity (including a Non-Recourse Subsidiary) engaged in a Permitted Business received in connection with the sale or exchange of an Equity Interest in a Restricted Subsidiary so long as after giving effect to such transaction, the entity in which the Equity Interest has been sold or exchanged remains a Restricted Subsidiary, if the Fair Market Value of such consideration is determined by a reputable investment banking, accounting or appraisal firm that is, in the judgment of the Board of Directors of the Issuer, qualified to perform the task for which such firm has been engaged and independent with respect to the Issuer; and

(c) within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer (or the applicable Restricted Subsidiary, as the case may be) may:

(1) apply such Net Proceeds (at the option of the Issuer or Restricted Subsidiary):

(i) to purchase the Notes pursuant to an offer to all Holders of Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to (but not including) the date of purchase (a “Notes Offer”);

(ii) to acquire all or substantially all of the assets of, or any Capital Stock of another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Subsidiary (including a Non-Recourse Subsidiary);

(iii) to make a capital expenditure;

(iv) to acquire other assets (other than Capital Stock) not classified as current assets under IFRS that are used or useful in a Permitted Business;

(v) to repurchase, prepay, redeem or repay Pari Passu Indebtedness;

(vi) if required pursuant to any Non-Recourse Financing, repurchase, prepay, redeem or repay such Non-Recourse Financing; or

(2) enter into a binding commitment to apply the Net Proceeds pursuant to clauses (c)(1)(ii), (iii) or (iv) of this Section 4.07; provided that such binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the earlier of: (x) the date on which such acquisition or expenditure is consummated, and (y) the 180th day following the expiration of the aforementioned 365-day period.

Pending the final application of any Net Proceeds, the Issuer (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in paragraph (c) above in this Section 4.07 shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, within 10 Business Days thereof, the Issuer shall make an offer (an “Asset Sale Offer”) to all Holders of Notes and may make an offer to all holders of other Pari Passu Indebtedness to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem the maximum principal amount of Notes and such other Pari Passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price for the Notes in any Asset Sale Offer shall be equal to 100% of the principal amount, plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase, prepayment or redemption, subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date, and shall be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other Pari Passu Indebtedness tendered into (or to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds or if the aggregate amount of Notes tendered pursuant to a Notes Offer exceeds the amount of the Net Proceeds so applied, such Notes and such other Pari Passu Indebtedness, if applicable, shall be purchased on a pro rata basis, based on the amounts tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Section 4.08. Limitation on Transactions with Affiliates. (a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets or property or the rendering of any service) with, or for the benefit of, any Affiliate of the Issuer or any other Restricted Subsidiary involving aggregate payments or consideration in excess of $5.0 million, unless such transaction or series of transactions is entered into in good faith and:

(i) such transaction or series of transactions is on terms that, taken as a whole, are not materially less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that would have been obtained in a comparable transaction at such time on an arm’s-length basis with third parties that are not Affiliates; and

(ii) with respect to any transaction or series of related transactions involving aggregate payments or the transfer of assets or the provision of services, in each case having a value greater than $10.0 million, a majority of the independent members of the Issuer’s Board of Directors must approve such transaction.

(b) Notwithstanding the foregoing, the restrictions set forth in this Section 4.08 shall not apply to:

(i) customary directors’ fees, indemnities and similar arrangements (including the payment of directors’ and officers’ insurance premiums), consulting fees, employee compensation, employee and director bonuses, employment agreements and arrangements or employee benefit arrangements, including stock options or legal fees, as determined in good faith by the Issuer’s Board of Directors or senior management;

(ii) any Restricted Payment not prohibited by Section 4.06;

(iii) loans and advances (or guarantees to third party loans, but not any forgiveness of such loans or advances) to directors, officers or employees of the Issuer or any Restricted Subsidiary made in the ordinary course of business and consistent with the Issuer’s past practices or past practices of the relevant Restricted Subsidiary, as the case may be;

(iv) agreements and arrangements existing on the Issue Date and any amendment, modification or supplement thereto; provided that any such amendment, modification or supplement to the terms thereof is not more disadvantageous to the Holders of the Notes in any material respect than the original agreement or arrangement as in effect on the Issue Date;

(v) the issuance of securities pursuant to, or for the purpose of the funding of, employment arrangements, stock options and stock ownership plans, as long as the terms thereof are or have been previously approved by the Issuer’s or the relevant Restricted Subsidiary’s Board of Directors;

(vi) transactions between or among the Issuer and the Restricted Subsidiaries or between or among Restricted Subsidiaries;

(vii) any transaction between or among (A) the Issuer and/or its Restricted Subsidiaries; and (B) any joint venture or Unrestricted Subsidiary (where such joint venture or Unrestricted Subsidiary is an Affiliate solely because the Issuer and/or its Restricted Subsidiaries owns an equity interest in or otherwise controls such joint venture or Unrestricted Subsidiary): (1) pursuant to the terms of the respective joint venture or other agreements, including, but not limited to engineering, procurement and construction contracts, operation and maintenance contracts and other project agreements; (2) in the ordinary course of business in accordance with past practice; (3) pursuant to cash pooling or other similar arrangements; (4) consisting of an Investment; (5) which are fair to the Issuer or the relevant Restricted Subsidiary, in the reasonable determination of the Board of Directors or senior management of the Issuer or the Restricted Subsidiary, as applicable; or (6) which is on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated Person, in the reasonable determination of the Board of Directors or senior management of the Issuer or the Restricted Subsidiary, as applicable;

(viii) any issuance of Equity Interests (other than Disqualified Stock) of the Issuer;

(ix) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement relating thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of, obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (ix) to the extent that the terms of any such amendment or new agreement are not disadvantageous to the Holders of the Notes in any material respect;

(x) transactions arising under any agreement of a Person acquired by the Issuer or any Restricted Subsidiary with Parent or a Subsidiary of Parent relating to a Project in effect at the time of such acquisition (but not created in contemplation thereof); and

(xi) any acquisition of assets from Parent or a Subsidiary of Parent pursuant to the ROFO Agreement between the Issuer and Parent dated June 13, 2014 (the “ROFO Agreement”) as such agreement is in existence as of the Issue Date or as such ROFO Agreement may be amended after the Issue Date if such amendment is not more disadvantageous to the holders of the Notes in any material respect than the ROFO Agreement as it is in existence as of the Issue Date, in each case so long as (i) such acquisition is on terms that, taken as a whole, are not materially less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that would have been obtained in a comparable transaction at such time on an arm’s-length basis with third parties that are not Affiliates and (ii) a majority of the independent members of the Issuer’s Board of Directors have approved such acquisition.

Section 4.09. Change of Control. (a) If a Change of Control occurs, each Holder of Notes shall have the right to require the Issuer to repurchase all or any part (being not less than $200,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes (a “Change of Control Offer”). In the Change of Control Offer, the Issuer shall offer a payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Additional Amounts, if any, on the Notes repurchased to the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

Within 30 days following any Change of Control, the Issuer shall mail a notice to each Holder of the Notes at such Holder’s registered address or otherwise deliver a notice in accordance with the procedures described under Section 12.02, stating that a Change of Control Offer is being made and offering to repurchase Notes on the date (the “Change of Control Payment Date”) specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed or delivered, pursuant to the procedures required by this Indenture and described in such notice. The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Issuer shall comply with any applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue of such compliance.

(b) One day prior to the Change of Control Payment Date, by no later than 10:00 am New York time, deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered.

(c) On the Change of Control Payment Date, the Issuer shall, to the extent lawful:

(i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer; and

(ii) deliver, or cause to be delivered, to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

(d) The Paying Agent shall promptly mail (or cause to be delivered) to each Holder of the Notes properly tendered the Change of Control Payment for such Notes, and the Trustee (or the Authentication Agent) shall promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Issuer shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(e) If the Change of Control Payment Date is on or after an interest Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender pursuant to the Change of Control Offer.

(f) The Issuer shall not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) a notice of redemption has been given pursuant to this Indenture as described above under Section 3.08, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(g) If at the time of such notice the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market and the rules of the Luxembourg Stock Exchange so require, the Issuer, shall publish notices relating to the Change of Control Offer in a leading newspaper of general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the website of the Luxembourg Stock Exchange (www.bourse.lu).

Section 4.10. Additional Amounts. All payments of principal, premium and interest by the Issuer made under or with respect to the Notes or that any Guarantor makes under or with respect to the Guarantees shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, levies, imposts, deductions, assessments or other similar governmental charges imposed or levied by or on behalf of: (i) any jurisdiction in which the Issuer or any Guarantor (including any successor Persons) is organized, engaged in business or resident for tax purposes; or (ii) any jurisdiction from or through which payment on the Notes or any Guarantee is made by or on behalf of the Issuer or any Guarantor (including, without limitation, the jurisdiction of the Paying Agent) or any political subdivision or authority thereof or therein having the power to tax (each, a “Relevant Taxing Jurisdiction”) and any interest, surcharges, penalties and other liabilities with respect thereto (collectively, “Taxes”), unless the Issuer or any Guarantor or Paying Agent is required to so withhold or deduct such Taxes by law or by the relevant taxing authority’s interpretation or administration thereof. In the event that the Issuer, a Guarantor or a Paying Agent is required to so withhold or deduct any amount for, or on account of, any such Taxes from any payment made under or with respect to the Notes or any Guarantee, including, without limitation, payments of principal, redemption price, purchase price, interest or premium, the Issuer or such Guarantor, as the case may be, shall pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder of the Notes after such withholding or deduction shall be not less than the amount that such Holder would have received if such Taxes had not been required to be withheld or deducted.

(a) Notwithstanding the foregoing, neither the Issuer nor any Guarantor shall pay Additional Amounts to a Holder of any Note in respect or on account of:

(i) any Taxes that would not have been imposed, withheld or deducted but for the Holder or the beneficial owner of any payment made in respect of the Notes having any present or former connection with any Relevant Taxing

Jurisdiction (including, without limitation, being a citizen or resident or national of, incorporated in or carrying on a business in, or otherwise maintaining therein a permanent establishment), other than the mere acquisition, holding, enforcement or receipt of payment in respect of the Notes (or such beneficial interest) or with respect to any Guarantee;

(ii) any Taxes that are imposed, withheld or deducted by reason of the failure of the Holder or the beneficial owner of any payment made in respect of any Note, prior to the relevant date on which a payment under and with respect to the Note or any Guarantee is due and payable (the “Relevant Payment Date”) to comply with a written request addressed to the relevant Holder, sent at least 30 calendar days prior to the Relevant Payment Date, to provide accurate information with respect to any certification, identification, information or other reporting requirements concerning nationality, residence, identity or connection with the Relevant Taxing Jurisdiction, which such Holder or beneficial owner is legally required to satisfy whether imposed by statute, treaty, regulation or administrative practice, in each such case by such Relevant Taxing Jurisdiction, compliance with which is a precondition to benefit from an applicable exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by such Relevant Taxing Jurisdiction (including, without limitation, a certification that such Holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction);

(iii) any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(iv) any Tax that is payable other than by deduction or withholding from payments made under or with respect to any Note or any Guarantee;

(v) any Tax which would not have been so imposed but for the presentation (where presentation is required in order to receive payment) by the Holder or beneficial owner of any payment in respect of a Note for payment on a date more than 30 days after the relevant payment is first made available for payment to the Holder or beneficial owner, except to the extent that the Holder or beneficial owner would have been entitled to such Additional Amounts had the Note been presented on the last day of such 30-day period;

(vi) any withholding or deduction in respect of any Taxes where such withholding or deduction is imposed on a payment and is required to be made pursuant to the EU Savings Directive or any Directive amending, supplementing or replacing such Directive or any law implementing or complying with, or introduced in order to conform to, such Directive or Directives;

(vii) any withholding or deduction required pursuant to FATCA;

(viii) any Taxes that would not have been imposed but for the Holder of the Note being a fiduciary, a partnership, a limited liability company or a person other than the sole beneficial owner of such payment, to the extent that such payment would be required by the laws of a Relevant Taxing Jurisdiction to be included for tax purposes in the income of a beneficiary or settlor (with respect to the fiduciary), a member of that partnership, a holder of an interest in that limited liability company or a beneficial owner who would not have been entitled to such additional amounts had it been a Holder of the Note; or

(ix) any Note presented (where the presentation is required) by or on behalf of a Holder of the Notes or a beneficial owner who would have been able to avoid such withholding or deduction by presenting such Note to another Paying Agent in a Member State of the European Union.

In addition, Additional Amounts will not be payable with respect to any Taxes that are imposed in respect of any combination of the items set forth in (i) through (ix) above.

(b) The Issuer or the relevant Guarantor shall make or cause to be made such withholding or deduction of Taxes and remit the full amount of Taxes so deducted or withheld to the relevant taxing authority in accordance with all applicable laws.

(c) The Issuer or the relevant Guarantor shall, upon request, make available to the Holders, within 30 days after the date on which the payment of any Taxes so deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Issuer or the relevant Guarantor, or if, notwithstanding the Issuer’s reasonable efforts to obtain such receipts, the same are not obtainable, other evidence reasonably satisfactory to the Trustee of such payment by the Issuer or the relevant Guarantor, as applicable.

(d) At least 30 calendar days prior to each date on which any payment under, or with respect to, the Notes is due and payable, if the Issuer or a relevant Guarantor shall be obliged to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Notes is due and payable, in which case it shall be promptly thereafter), the Issuer or such Guarantor shall deliver to the Trustee an Officer’s Certificate stating that such Additional Amounts shall be payable, the amounts so payable and setting forth such other information as is necessary to enable the Trustee or the Paying Agent to pay such Additional Amounts to the Holders on the payment date. The Issuer shall promptly publish a notice in accordance with the provisions set forth in Section 12.02 stating that such Additional Amounts shall be payable and describing the obligation to pay such amounts and the amounts to be paid.

(e) The Trustee will be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary and amounts payable. The Issuer or the Guarantor shall provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of Additional Amounts.

(f) In addition, the Issuer and the relevant Guarantor shall also pay and indemnify the Holder for any present or future stamp, issue, registration, court or documentary taxes, or any other excise or property taxes, charges or similar levies or Taxes which are levied on the execution, delivery, registration or enforcement of any of the Notes, this Indenture and the Guarantees, or any other document or instrument referred to therein.

(g) The foregoing provisions shall survive any termination, defeasance or discharge of this Indenture and shall apply mutatis mutandis to any jurisdiction in which any successor Person to the Issuer or a Guarantor is organized, engaged in business or resident for tax purposes and any jurisdiction from or through which such person makes any payment on the Note or Guarantee and or any political subdivision or taxing authority or agency thereof or therein.

(h) Whenever in this Indenture there is mentioned, in any context, the payment of principal, premium, interest or any other amount payable under or with respect to any Note (including payments thereof made pursuant to any Guarantee), such mention shall be deemed to include mention of the payment of Additional Amounts, if applicable.

Section 4.11. Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. (a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(i) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits;

(ii) pay any Indebtedness owed to the Issuer or any other Restricted Subsidiary;

(iii) make loans or advances to the Issuer or any other Restricted Subsidiary; or

(iv) transfer any of its properties or assets to the Issuer or any other Restricted Subsidiary.

(b) The provisions of this Section 4.11 described in paragraph (a) above shall not apply to:

(i) encumbrances and restrictions imposed by the Notes, this Indenture, the Guarantees or any Non-Recourse Financing outstanding as of the Issue Date;

(ii) encumbrances and restrictions imposed by customary provisions in Non-Recourse Financing entered into in the ordinary course of business;

(iii) any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred subsequent to the Issue Date pursuant to Section 4.04 if the encumbrances and restrictions, taken as a whole, are not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined in good faith by the Issuer’s Board of Directors or senior management) and either: (x) the Issuer’s Board of Directors or senior management determines that such encumbrance or restriction shall not adversely affect the Issuer’s ability to make principal and interest payments on the Notes as and when they fall due; or (y) such encumbrances and restrictions apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness;

(iv) any agreement or instrument in effect on the Issue Date and any extensions, renewals or modifications thereto so long as such encumbrances or restrictions are not materially more disadvantageous to holders of the Notes;

(v) with respect to restrictions or encumbrances referred to in clause (a)(iv) above, encumbrances and restrictions: (i) that restrict in a customary manner the subletting, assignment or transfer of any properties or assets that are subject to a lease, license, conveyance or other similar agreement to which the Issuer or any Restricted Subsidiary is a party; and (ii) contained in operating leases for real property and restricting only the transfer of such real property upon the occurrence and during the continuance of a default in the payment of rent;

(vi) encumbrances or restrictions contained in any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary in effect at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(vii) encumbrances or restrictions contained in contracts for sales of Capital Stock or assets permitted by Section 4.07 with respect to the assets or Capital Stock to be sold pursuant to such contract or in customary merger or acquisition agreements (or any option to enter into such contract) for the purchase or acquisition of Capital Stock or assets or any of the Issuer’s Subsidiaries by another Person;

(viii) encumbrances or restrictions imposed by applicable law or regulation or by governmental licenses, concessions, franchises or permits;

(ix) encumbrances or restrictions on cash or other deposits or net worth imposed by customers under contracts entered into the ordinary course of business;

(x) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(xi) in the case of clause (a)(iv) above, customary encumbrances or restrictions in connection with purchase money obligations, mortgage financings and Capitalized Lease Obligations for property acquired in the ordinary course of business;

(xii) any encumbrance or restriction arising by reason of customary non-assignment provisions in agreements;

(xiii) customary restrictions on fiduciary cash held by the Issuer’s Restricted Subsidiaries;

(xiv) customary provisions contained in leases and other agreements entered into in the ordinary course of business or any Security Interest permitted to be incurred under Section 4.05;

(xv) customary restrictions contained in project financing arrangements and shareholder agreements; or

(xvi) any encumbrance or restriction pursuant to an agreement or instrument effecting a refunding, renewal, replacement or refinancing of Indebtedness incurred pursuant to, or that otherwise extends, renews, refunds, increases, supplements, modifies, refinances or replaces, an agreement, contract, obligation or instrument referred to in clauses (i), (iv) or (vi) of this paragraph or contained in any amendment, supplement or other modification to an agreement referred to in clauses (i), (ii), (iv) or (vi) of this paragraph; provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are not materially less favorable to the Holders of the Notes taken as a whole than the encumbrances and restrictions contained in such agreements and instruments referred to in clauses (i), (ii), (iv) or (vi) of this paragraph (as determined in good faith by the Issuer).

Section 4.12. Payment of Taxes and Other Claims. The Issuer shall pay and shall cause each of its Subsidiaries to pay, before the same shall become delinquent, all material taxes, assessments and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders or beneficial owners of the Notes.

Section 4.13. Reports to Holders. (a) So long as any Notes are outstanding, the Issuer shall furnish to the Trustee:

(i) within 120 days after the end of the Issuer’s fiscal year beginning with the fiscal year ended December 31, 2014, audited consolidated statements of income and statements of cash flow of the Issuer and balance sheets prepared in accordance with IFRS, including appropriate footnotes to such financial statements as required under IFRS and the report of the independent auditors on such financial statements;

(ii) within 150 days after the end of the Issuer’s fiscal year, beginning with the year ending December 31, 2014, its annual report on Form 20-F as filed with the Commission (or any successor document under applicable regulation) for such fiscal year or, in the event the Issuer is no longer required to file an annual report with the Commission, a report similar in scope to the last such report filed, including in each such report the CAFD for the period covered by such report; and

(iii) within 60 days following the end of each of the first three fiscal quarters in each fiscal year of the Issuer beginning with the fiscal quarter ending September 30, 2014, quarterly financial statements containing the Issuer’s unaudited condensed consolidated balance sheet as of the end of such quarter and unaudited condensed statements of income and cash flow for the most recent quarter year-to-date period ending on the unaudited condensed balance sheet date and the comparable prior period, together with condensed footnote disclosure, in either case along with information that is substantially similar in scope to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Offering Memorandum with respect to the two most recent fiscal years and including the CAFD for the period covered by such report.

(b) In addition, the Issuer shall furnish to the Holders of the Notes and to prospective investors, upon the request of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act for so long as the Notes are not freely transferable under the Exchange Act by Persons who are not “affiliates” under the Securities Act.

(c) Delivery of these reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of any of those will not constitute constructive notice of any information contained therein or determinable from information contained therein.

Section 4.14. Business Activities. The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to the extent that would not be material to the Issuer and its Restricted Subsidiaries taken as a whole.

Section 4.15. Covenant Fall Away. If: (a) a Rating Release Event has occurred and (b) no Event of Default has occurred and is continuing, then, beginning on that day, the Issuer and its Subsidiaries shall be released from their respective obligations under the provisions of Sections 4.04, 4.06, 4.07, 4.08, 4.09, and 4.11 and clauses (c) and (d) of the first paragraph of Section 5.01, and such provisions shall permanently cease to have effect. The Issuer shall promptly give notice to Holders and the Trustee and provide the Trustee with an Officer’s Certificate stating that the conditions set forth in this paragraph have been satisfied, provided that such notification shall not be a condition for the suspension of the covenants described under this caption to be effective.

ARTICLE 5

CONSOLIDATION, MERGER OR SALE OF ASSETS

Section 5.01. Merger, Consolidation or Sale of Assets. (a) The Issuer shall not directly or indirectly: (i) consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation); or (ii) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole in one or more related transactions, to another Person, unless:

(A) either: (x) the Issuer is the surviving corporation; or (y) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is an entity organized or existing under the laws of any member state of the European Union, Switzerland, Canada, any state of the United States or the District of Columbia;

(B) the Person formed by or surviving any such consolidation or merger with the Issuer (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of the Issuer under the Notes and this Indenture;

(C) immediately after such transaction, no Default or Event of Default exists;

(D) the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable Testing Period: (x) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in paragraph (a) of Section 4.04; or (y) have a Fixed Charge Coverage Ratio no less than it was immediately prior to giving effect to such transaction; and

(E) the Issuer delivers to the Trustee an Officer’s Certificate and Opinion of Counsel, in each case, stating that such consolidation, merger or transfer and such supplemental indenture comply with this Section 5.01.

(b) A Guarantor (other than a Guarantor whose Guarantee is to be released in accordance with this Indenture as described in Article 10) shall not, directly or indirectly: (i) consolidate or merge with or into another Person (whether or not such Guarantor is the surviving corporation); or (ii) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of such Guarantor and its Subsidiaries which are Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person other than the Issuer or any other Restricted Subsidiary, unless:

(A) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(B) either:

(x)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under its Guarantee and this Indenture to which such Guarantor is a party pursuant to a supplemental indenture; or

(y)	the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture.

This Section 5.01 shall not apply to: (a) any consolidation or merger of any Restricted Subsidiary that is not a Guarantor into the Issuer or any other Guarantor; (b) any consolidation or merger among Guarantors; (c) any consolidation or merger among the Issuer and any Guarantor; provided that, if the Issuer is not the surviving entity of such merger or consolidation, the relevant Guarantor shall assume the obligations of the Issuer under this Indenture and the Notes; or (d) any sale, assignment, transfer, conveyance, lease or other disposition of assets among the Issuer and its Restricted Subsidiaries. Clauses (B) and (C) of the first paragraph and clause (A) of the second paragraph of this Section 5.01 shall not apply to any merger or consolidation of the Issuer or any Guarantors with or into an Affiliate solely for the purpose of reincorporating the Issuer or such Guarantor in another jurisdiction.

Clauses (C) and (D) of the first paragraph of this Section 5.01 shall not apply to any sale or other disposition of all or substantially all of the assets or merger or consolidation of the Issuer with or into any other Guarantor and clause (D) of the first paragraph of this Section 5.01 shall not apply to any sale or other disposition of all or substantially all of the assets or merger or consolidation of the Issuer with or into an Affiliate solely for the purpose of reincorporating the Issuer in another jurisdiction for tax reasons.

Section 5.02. Successor Substituted. Upon any consolidation or merger, or any sale, conveyance, transfer, lease or other disposition of all or substantially all of the property and assets of the Issuer in accordance with Section 5.01 of this

Indenture, any surviving entity formed by such consolidation or into which the Issuer is merged or to which such sale, conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture with the same effect as if such surviving entity had been named as the Issuer herein; provided, however, that the Issuer shall not be released from its obligation to pay the principal of, premium, if any, interest or Additional Amounts, if any, on the Notes in the case of a lease of all or substantially all of its property and assets.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01. Events of Default. (a) “Event of Default”, wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i) default for 30 days in the payment when due of interest or Additional Amounts, if any, with respect to the Notes;

(ii) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the Notes;

(iii) failure by the Issuer or relevant Guarantor to comply with Section 5.01;

(iv) failure by the Issuer or relevant Guarantor for 60 days after written notice to the Issuer by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the agreements or covenants in this Indenture (other than a default in performance, or breach, or a covenant or agreement which is specifically dealt with in clause (i), (ii) or (iii) above);

(v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any Significant Subsidiary (or the payment of which is guaranteed by the Issuer or any Significant Subsidiary), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(A) is caused by a failure to pay principal of such Indebtedness at the Stated Maturity thereof prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, exceeds the greater of (i) $40.0 million and (ii) an amount equal to 1.5% of Consolidated Total Assets; provided that this clause (v) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to a Person that is not an Affiliate of the Issuer and (ii) Non-Recourse Financing of the Issuer or any or its Subsidiaries (except to the extent that the Issuer or any Guarantors that are not parties to such Non-Recourse Financing become directly or indirectly liable, including pursuant to any contingent obligation, for any such Non-Recourse Financing and such liability, individually or in the aggregate, exceeds the greater of (i) $40.0 million and (ii) an amount equal to 1.5% of Consolidated Total Assets);

(vi) failure by the Issuer or any Significant Subsidiary to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of the greater of (i) $40.0 million and (ii) an amount equal to 1.5% of Consolidated Total Assets (exclusive of any amounts that a solvent insurance company has acknowledged liability for), which judgments shall not have been discharged or waived and there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal, waiver or otherwise, shall not have been in effect;

(vii) except as permitted by this Indenture (including with respect to any limitations), any Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any such Guarantor, or any Person acting on behalf of any such Guarantor, denies or disaffirms its obligations under its Guarantee;

(viii) the entry by a court of competent jurisdiction of (A) a decree or order for relief in respect of the Issuer or any Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (B) a decree or order adjudging the Issuer or any Significant Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer or any Significant Subsidiary under any applicable law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Issuer or any Significant Subsidiary or of any substantial part of their respective properties or ordering the winding up or liquidation of their affairs, and any such decree, order or appointment pursuant to any Bankruptcy Law for relief shall continue to be in effect, or any such other decree, appointment or order shall be unstayed and in effect, for a period of 60 consecutive days; or

(ix) (A) the Issuer or any Significant Subsidiary (x) commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent or (y) consents to the filing of a petition, application, answer or consent seeking reorganization or relief under any applicable Bankruptcy Law, (B) the Issuer or any Significant Subsidiary consents to the entry of a decree or order for relief in respect of the Issuer or any Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it or, (C) the Issuer or any Significant Subsidiary (x) consents to the appointment of, or taking possession by, a custodian, receiver, liquidator, administrator, supervisor, assignee, trustee, sequestrator or similar official of the Issuer or any Significant Subsidiary or of any substantial part of their respective properties, (y) makes an assignment for the benefit of creditors or (z) admits in writing its inability to pay its debts generally as they become due.

(b) If a Default or an Event of Default occurs and is continuing and the Trustee has actual knowledge of such Default or Event of Default, the Trustee shall transmit to each Holder notice of the Default or Event of Default within 15 Business Days after its occurrence by registered or certified mail or facsimile transmission an Officer’s Certificate from the Issuer specifying such event, notice or other action, its status and what action the Issuer is taking or proposes to take with respect thereto. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, on the Notes or interest, if any, or Additional Amounts, if any, on any Note, the Trustee may withhold the notice to the Holders if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of the Holders. The Trustee shall not be deemed to have knowledge of a Default unless a Trust Officer has actual knowledge of such Default or written notice of such Default has been received by the Trustee at its Corporate Trust Office. The Issuer shall also notify the Trustee within 15 Business Days of the occurrence of any Event of Default.

Section 6.02. Acceleration. In the case of an Event of Default arising under clauses (viii) and (ix) of Section 6.01(a), with respect to the Issuer or any Significant Subsidiary, all outstanding Notes shall become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Issuer and the Trustee specifying the respective Event of Default and that it is a notice of acceleration.

Section 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights or at the direction of the Holders as provided herein, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name and as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the compensation, properly incurred expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders in respect of which such judgment has been recovered.

Section 6.04. Waiver of Past Defaults. The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the Holders of all outstanding Notes, waive any past default hereunder and its consequences, except a continuing default in the payment of the principal of, premium, if any, Additional Amounts or interest on any Note held by a non-consenting Holder.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 6.05. Control by Majority. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or Additional Amounts or premium, if any.

Section 6.06. Limitation on Suits. A Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(a) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(b) Holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(c) such Holders have offered the Trustee security or indemnity satisfactory to it (including by way of pre-funding) against any loss, liability or expense;

(d) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security and/or indemnity; and

(e) Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

The limitations in the foregoing provisions of this Section 6.06, however, do not apply to a suit instituted by a Holder for the enforcement of the payment of the principal of, premium, if any, Additional Amounts, if any, or interest, if any, on such Note on or after the respective due dates expressed in such Note.

A Holder may not use this Indenture to prejudice the rights of any other Holder or to obtain a preference or priority over another Holder.

Section 6.07. Unconditional Right of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium, if any, Additional Amounts, if any, and interest, if any, on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08. Collection Suit by Trustee. The Issuer covenants that if default is made in the payment of:

(a) any installment of interest on any Note when such interest becomes due and payable and such default continues for a period of 30 days, or

(b) the principal of (or premium, if any, on) any Note at the Maturity thereof,

the Issuer shall, upon demand of the Trustee, pay to the Trustee for the benefit of the Holders of such Notes, the whole amount then due and payable on such Notes for principal (and premium, if any), Additional Amounts, if any and interest, and interest on any overdue principal (and premium, if any) and Additional Amounts, if any, and, to the extent that payment of such interest shall be legally enforceable, upon any overdue installment of interest, at the rate borne by the Notes, and, in addition thereto, such further amount as shall be sufficient to cover the amounts provided for in Section 7.06 and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

(c) If the Issuer fails to pay such amounts forthwith upon such demand, the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer or any other obligor upon the Notes, wherever situated.

Section 6.09. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06) and the Holders allowed in any judicial proceedings relative to the Issuer or any Guarantor, their creditors or their property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders at their direction in any election of a trustee in bankruptcy or other Person performing similar functions, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.06.

Nothing herein contained shall be deemed to empower the Trustee to authorize or consent to, or accept or adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10. Application of Money Collected. If the Trustee collects any money or property pursuant to this Article Six, it shall pay out the money or property in the following order:

FIRST:	to the Trustee and the Agents for amounts due under Section 7.06;

SECOND:	to Holders for amounts due and unpaid on the Notes for principal of, premium, if any, interest, if any, and Additional Amounts, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest, if any, and Additional Amounts, if any, respectively; and

THIRD:	to the Issuer, any Guarantor or any other obligors of the Notes, as their interests may appear, or as a court of competent jurisdiction may direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Issuer shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

Section 6.11. Undertaking for Costs. A court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in the suit of an undertaking to pay the costs of such suit, and such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by Holders of more than 10% in aggregate principal amount of the outstanding Notes or to any suit by any Holder pursuant to Section 6.07.

Section 6.12. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, any Guarantor, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.13. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.14. Delay or Omission not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article Six or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.15. Record Date. The Issuer may set a record date for purposes of determining the identity of Holders entitled to vote or to consent to any action by vote or consent authorized or permitted by Sections 6.04 and 6.05. Unless this Indenture provides otherwise, such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee pursuant to Section 2.05 prior to such solicitation.

Section 6.16. Waiver of Stay or Extension Laws. The Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 7

TRUSTEE

Section 7.01. Duties of Trustee. (a) If an Event of Default has occurred and is continuing of which a Trust Officer of the Trustee has received a written notice, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs;

(b) except during the continuance of an Event of Default of which a Trust Officer of the Trustee has received a written notice: (i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no others and no implied covenants or obligations shall be read into this Indenture against the Trustee; and (ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. In the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine same to determine whether they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein);

(c) the Trustee shall not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Sections 6.02, 6.04 or 6.05;

(d) the Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer or any Guarantor. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law;

(e) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial or personal liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have grounds to believe that repayment of such funds or adequate indemnity or security against such risk or liability is not reasonably assured to it;

(f) every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01; and

(g) The Trustee shall not be deemed to have notice or any knowledge of any matter (including without limitation Defaults or Events of Default) unless a Trust Officer assigned to and working in the Trustee’s trust and agency department has received a written notice and such notice clearly references the Notes, the Issuer or this Indenture.

Section 7.02. Certain Rights of Trustee. (a) Subject to Section 7.01:

(i) the Trustee may rely, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact, calculation or matter stated in the document (regardless of whether any such document is subject to any monetary or other limit);

(ii) before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both, which shall conform to Section 12.05. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion. The Trustee need not investigate any fact or matter stated in the document (regardless of whether any such document is subject to any monetary or other limit). The Trustee may consult with counsel or other professional advisors and their advice shall be authorization and protection from liability in respect of any action taken or omitted by it hereunder in good faith and in reliance thereon;

(iii) the Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care by it hereunder;

(iv) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee security and/or indemnity satisfactory to it (including by way of pre-funding) against the loss, expenses and liabilities that might be incurred by it in compliance with such request or direction;

(v) the Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers, provided that the Trustee’s conduct does not constitute negligence or willful misconduct;

(vi) whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officer’s Certificate; and

(vii) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer personally or by agent or attorney.

(b) The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of the individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(c) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer or a member of the Issuer’s Board of Directors.

(d) The Trustee shall have no duty to inquire as to the performance of the covenants of the Issuer or Guarantor in Article 4 and, absent receipt of a written notice, shall assume due compliance by them of the covenants contained in this Indenture. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default. Delivery of reports, information and documents to the Trustee under Section 4.13 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(e) The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Notes.

(f) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified and/or secured, are extended to, and shall be enforceable by The Bank of New York Mellon and The Bank of New York Mellon, Luxembourg S.A., in each of their respective capacities hereunder, and by each agent, custodian and other person employed to act hereunder. Absent willful misconduct or negligence, each Agent shall not be liable for acting in good faith on instructions believed by it to be genuine and from the proper party.

(g) In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee, in its sole discretion, may determine what action, if any, will be taken and shall not incur any liability for its failure to act until such inconsistency or conflict is, in its reasonable opinion, resolved.

(h) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fires; floods; disaster; wars; civil or military disturbances; civil unrest; terrorism; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or the unavailability of the Federal Reserve Bank wire, facsimile or other wire or communications service or facility; accidents; labor disputes; acts of civil or military authority or governmental actions, it being understood that the Trustee shall use its reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(i) The Trustee is not required to give any bond or surety with respect to the performance or its duties or the exercise of its powers under this Indenture or the Notes.

(j) The permissive right of the Trustee to take the actions permitted by this Indenture shall not be construed as an obligation or duty to do so.

(k) The Trustee will not be liable to any person if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.

(l) The Trustee shall not under any circumstances be liable or responsible for any special, indirect, punitive or consequential loss or damages (being loss of business, goodwill, opportunity or profit of any kind) of the Issuer or any other Person (or, in each case, any successor thereto), even if advised of it in advance and even if foreseeable regardless of the form of action.

(m) No provision of this Indenture shall require the Trustee to do anything which, in its opinion, may be illegal or contrary to applicable law or regulation.

Section 7.03. Individual Rights of Trustee. The Trustee, any Paying Agent, any Registrar or any other agent of the Issuer or of the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer with the same rights it would have if it were not Trustee, Paying Agent, Registrar or such other agent.

Section 7.04. Trustee’s Disclaimer. The recitals contained herein and in the Notes, except for the Trustee’s certificates of authentication, shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture, authenticate the Notes and perform its obligations hereunder. The Trustee shall not be accountable for the use or application by the Issuer of Notes or the proceeds thereof.

Section 7.05. [INTENTIONALLY OMITTED].

Section 7.06. Compensation and Indemnity. The Issuer shall pay to the Trustee and the Agents such compensation as shall be agreed in writing for its services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee and the Agents upon request for all properly incurred out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the properly incurred compensation and out-of-pocket expenses of the Trustee’s agents and counsel.

The Issuer shall indemnify the Trustee and the Agents against any and all loss, liability, cost or expense (including attorneys’ fees and expenses) incurred by it without willful misconduct or negligence on its part arising out of or in connection with the administration of this trust and the performance of its duties hereunder (including the costs and expenses of defending itself against any claim, whether asserted by the Issuer, any Holder or any other Person). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee and the Agents to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee shall cooperate in such defense. The Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel. The Issuer need not pay for any settlement made without its consent, which consent may not be unreasonably withheld. The Issuer shall not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or negligence.

To secure the Issuer’s payment obligations in this Section 7.06, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee, in its capacity as Trustee, except money or property held in trust to pay principal of, premium, if any, and interest on particular Notes.

When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(a)(viii) or (ix) with respect to the Issuer or any Significant Subsidiary, the expenses are intended to constitute expenses of administration under Bankruptcy Law.

The Issuer’s obligations under this Section 7.06 and any claim arising hereunder shall survive the resignation or removal of any Trustee or Agent, the satisfaction and discharge of the Issuer’s obligations pursuant to Article Eight and any rejection or termination under any Bankruptcy Law, and the termination of this Indenture.

Section 7.07. Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07.

The Trustee may resign at any time by so notifying the Issuer. The Holders of a majority in outstanding principal amount of the outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer. The Issuer shall remove the Trustee if:

(a) the Trustee fails to comply with Section 7.09;

(b) the Trustee is adjudged bankrupt or insolvent;

(c) a receiver or other public officer takes charge of the Trustee or its property; or

(d) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer. If the successor Trustee does not deliver its written acceptance required by the next succeeding paragraph of this Section 7.07 within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of a majority in principal amount of the outstanding Notes may, at the expense of the Issuer, petition any court of competent jurisdiction for the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. Upon payment of all amounts owed to the retiring Trustee under this Indenture, the retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of at least 25% in outstanding principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Issuer.

If the Trustee fails to comply with Section 7.09, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.07, the Issuer’s obligations under Section 7.06 shall continue for the benefit of the retiring Trustee.

Section 7.08. Successor Trustee by Merger. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such corporation shall be otherwise qualified and eligible under this Article Seven, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes. In case at that time any of the Notes shall not have been authenticated, any successor Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor Trustee. In all such cases such certificates shall have the full force and effect which this Indenture provides for the certificate of authentication of the Trustee shall have; provided, however, that the right to adopt the certificate of authentication of any predecessor Trustee or to authenticate Notes in the name of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

Section 7.09. Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of England and Wales, or the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that is a corporation which is generally recognized as a corporation which customarily performs such corporate trustee roles and provides such corporate trustee services in transactions similar in nature to the offering of the Notes as described in the Offering Memorandum. No obligor upon the Notes or Person directly controlling, controlled by, or under common control with such obligor shall serve as trustee upon the Notes.

Section 7.10. [INTENTIONALLY OMITTED].

Section 7.11. Appointment of Co-Trustee. (a) It is the purpose of this Indenture that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as trustee in such jurisdiction. It is recognized that in case of litigation under this Indenture, and in particular in case of the enforcement thereof on default, or in the case the Trustee deems that by reason of any present or future law of any jurisdiction it may not exercise any of the powers, rights or remedies herein granted to the Trustee or hold title to the properties, in trust, as herein granted or take any action which may be desirable or necessary in connection therewith, it may be necessary that the Trustee appoint an individual or institution as a separate or co-trustee. The following provisions of this Section 7.11 are adopted to these ends.

(b) In the event that the Trustee appoints an additional individual or institution as a separate or co-trustee, each and every remedy, power, right, claim, demand, cause of action, immunity, estate, title, interest and lien expressed or intended by this Indenture to be exercised by or vested in or conveyed to the Trustee with respect thereto shall be exercisable by and vest in such separate or co-trustee but only to the extent necessary to enable such separate or co-trustee to exercise such powers, rights and remedies, and only to the extent that the Trustee by the laws of any jurisdiction is incapable of exercising such powers, rights and remedies, and every covenant and obligation necessary to the exercise thereof by such separate or co-trustee shall run to and be enforceable by either of them.

(c) Should any instrument in writing from the Issuer be required by the separate or co-trustee so appointed by the Trustee for more fully and certainly vesting in and confirming to him or it such properties, rights, powers, trusts, duties and obligations, any and all such instruments in writing shall, on request, be executed, acknowledged and delivered by the Issuer; provided, however, that if an Event of Default shall have occurred and be continuing, if the Issuer does not execute any such instrument within 15 days after request therefor, the Trustee shall be empowered as an attorney-in-fact for the Issuer to execute any such instrument in the Issuer’s name and stead. In case any separate or co-trustee or a successor to either shall die, become incapable or acting, resign or be removed, all the estates, properties, rights, powers, trusts, duties and obligations of such separate or co-trustee, so far as permitted by law, shall vest in and be exercised by the Trustee until the appointment of a new trustee or successor to such separate or co-trustee.

(d) Each separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i) all rights and powers, conferred or imposed upon the Trustee shall be conferred or imposed upon and may be exercised or performed by such separate trustee or co-trustee; and

(ii) no trustee hereunder shall be personally or financially liable by reason of any act or omission of any other trustee hereunder.

(e) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Indenture and the conditions of this Article Seven.

(f) Any separate trustee or co-trustee may at any time appoint the Trustee as its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successors trustee.

Section 7.12. Agents. (a) Any Agent may resign and be discharged from its duties under this Indenture at any time by giving 30 days’ prior written notice of such resignation to the Trustee and the Issuer. The Trustee or Issuer may remove any Agent at any time by giving 30 days’ prior written notice to any Agent. Upon such notice, a successor Agent shall be appointed by the Issuer, who shall provide written notice of such to the Trustee. Such successor Agent shall become the Agent hereunder upon the resignation or removal date specified in such notice. If the Issuer is unable to replace the resigning Agent within 30 days after such notice, the Agent may, in its sole discretion, deliver any funds then held hereunder in its possession to the Trustee or may apply to a court of competent jurisdiction for the appointment of a successor Agent or for other appropriate relief. The costs and expenses (including its counsels’ fees and expenses) incurred by the Agent in connection with such proceeding shall be paid by the Issuer. Upon receipt of the identity of the successor Agent, the Agent shall deliver any funds then held hereunder to the successor Agent, less the Agent’s fees, costs and expenses or other obligations owed to the Agent. Upon its resignation and delivery any funds, the Agent shall be discharged of and from any and all further obligations arising in connection with this Indenture, but shall continue to enjoy the benefit of Section 7.06.

(b) The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint or joint and several. Each Agent shall only be obligated to perform the duties set forth in this Indenture and the Notes and shall have no implied duties.

(c) The Issuer and the Agents acknowledge and agree that in the event of a Default or Event of Default, the Trustee may, by notice in writing to each of the Issuer and the Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee.

Section 7.13. USA Patriot Act. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA

PATRIOT Act of the United States (“Applicable Law”), the Agents are required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Agents. Accordingly, each of the parties agree to provide to the Agents, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the Agents to comply with Applicable Law.

Section 7.14. Force Majeure. The Agents shall not be responsible or liable for any failure or delay in the performance of their obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond their reasonable control, including without limitation, acts of God; earthquakes; fires; floods; disaster; wars; civil or military disturbances; civil unrest; terrorism; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or the unavailability of the Federal Reserve Bank wire, facsimile or other wire or communications service or facility; accidents; labor disputes; acts of civil or military authority or governmental actions.

ARTICLE 8

DEFEASANCE; SATISFACTION AND DISCHARGE

Section 8.01. Issuer’s Option to Effect Defeasance or Covenant Defeasance. The Issuer may, at its option and at any time prior to the Stated Maturity of the Notes, elect to have either Section 8.02 or Section 8.03 be applied to all outstanding Notes and all obligations of any Guarantor discharged with respect to its Guarantee upon compliance with the conditions set forth below in this Article Eight.

Section 8.02. Defeasance and Discharge. Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer and the Guarantors shall be deemed to have been discharged from their obligations with respect to the Notes on the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “legal defeasance”). For this purpose, such legal defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and all obligations of any Guarantor discharged with respect to the Guarantee and to have satisfied all its other obligations under the Notes and this Indenture (and the Trustee, at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder: (a) the rights of holders of the outstanding Notes to receive payments in respect of the principal of, premium, if any, Additional Amounts and interest on, such Notes when such payments are due from the trust account referred to below; (b) the Issuer’s obligations to issue temporary Notes, register, transfer or exchange any Notes, replace mutilated, destroyed, lost or stolen Notes, maintain an office or agency for payments in respect of the Notes and segregate and hold such payments in trust; (c) the rights, powers, trusts, duties and immunities and indemnifications of the Trustee and the other Agents and the obligations of the Issuer and the Guarantors in connection therewith; and (d) this Section 8.02 and Sections 8.01, 8.04 and 8.06. Subject to compliance with this Article Eight, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 below with respect to the Notes. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default.

Section 8.03. Covenant Defeasance. Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and the Guarantors shall be released with respect to their obligations under any covenant contained in Sections 4.05 through Section 4.09, 4.11, 4.12, 4.13 and Section 5.01 with respect to the Notes on and after the date the conditions set forth below are satisfied (hereinafter, “covenant defeasance”). For this purpose, such covenant defeasance means that the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.

Section 8.04. Conditions to Defeasance. (a) In order to exercise either legal defeasance or covenant defeasance:

(i) the Issuer must irrevocably deposit or cause to be deposited in trust with the Trustee (or such other entity designated by it for this purpose), for the benefit of the holders of the Notes, cash in U.S. dollars, U.S. Government Securities, or a combination thereof, in each case matching the currency of the Notes, in such amounts as shall be sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, Additional Amounts and interest, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must: (x) specify whether the Notes are being defeased to maturity or to a particular redemption date; and (y) if applicable, have delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes;

(ii) in the case of an election under Section 8.02, the Issuer must have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee stating that: (x) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling; or (y) since the Issue Date, there has been a change in applicable U.S. federal income tax law, in either case to the effect that (and based thereon such opinion shall confirm that) the beneficial owners of the outstanding Notes shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii) in the case of an election under Section 8.03, the Issuer must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee to the effect that the beneficial owners of the outstanding Notes shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv) the Issuer must have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of the Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or other creditors, or removing assets beyond the reach of the relevant creditors or increasing debts of the Issuer to the detriment of the relevant creditors; and

(v) the Issuer must have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to Section 8.02 or Section 8.03, as the case may be, have been complied with.

(b) If the funds deposited with the Trustee to effect the option under Section 8.03 are insufficient to pay the principal of, premium, if any, Additional Amounts and interest on the Notes when due because of any acceleration occurring after an Event of Default, then the Issuer and the Guarantors shall remain liable for such payments.

Section 8.05. Satisfaction and Discharge of Indenture. This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes and any indemnities as expressly provided for in this Indenture) when:

(a) the Issuer has irrevocably deposited or caused to be deposited with the Trustee (or such other entity designated by it for this purpose) as funds on trust for such purpose an amount in U.S. dollars, U.S. Government Securities or a combination thereof, in each case matching the currency of the Notes, sufficient to pay and discharge the entire Indebtedness on such Notes that have not, prior to such time, been delivered to the Trustee for cancellation, for principal of, premium, if any, and any Additional Amounts and accrued and unpaid interest on the Notes to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or redemption date, as the case may be, and the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of Notes at Stated Maturity or on the redemption date, as the case may be and either:

(i) all of the Notes that have been authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced or paid and Notes for which payment money has been deposited on trust or segregated and held on trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust as provided for in this Indenture) have been delivered to the Trustee for cancellation; or

(ii) all Notes that have not been delivered to the Trustee for cancellation: (x) have become due and payable (by reason of the transmittal of a notice of redemption or otherwise); (y) shall become due and payable within one year of Stated Maturity; or (z) are to be called for redemption within one year of the proposed discharge date under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Paying Agent in the Issuer’s name and at the Issuer’s expense;

(b) the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(c) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided in this Indenture relating to the satisfaction and discharge of this Indenture have been satisfied.

Section 8.06. Survival of Certain Obligations. Notwithstanding Section 8.01, any obligations of the Issuer in Sections 2.02 through 2.14, 6.07, 7.06, 7.07 and 8.07 through 8.09 shall survive until the Notes have been paid in full. Thereafter, any obligations of the Issuer and the Guarantor in Sections 7.06, 8.07 and 8.08 shall survive such satisfaction and discharge. Nothing contained in this Article Eight shall abrogate any of the obligations or duties of the Trustee under this Indenture.

Section 8.07. Acknowledgment of Discharge by Trustee. Subject to Section 8.09, after the conditions of Section 8.02 or 8.03 have been satisfied, the Trustee upon written request shall acknowledge in writing the discharge of all of the Issuer’s obligations under this Indenture except for those surviving obligations specified in this Article Eight.

Section 8.08. Application of Trust Money. Subject to Section 8.09, the Trustee shall hold in trust cash in U.S. dollars or U.S. Government Securities deposited with it pursuant to this Article Eight. It shall apply the deposited cash or U.S. Government Securities through the Paying Agent and in accordance with this Indenture to the payment of principal of, premium, if any, interest, and Additional Amounts, if any, on the Notes; but such money need not be segregated from other funds except to the extent required by law.

Section 8.09. Repayment to Issuer. Subject to Sections 7.06 and 8.01 through 8.04, the Trustee and the Paying Agent shall promptly pay to the Issuer upon request set forth in an Officer’s Certificate any excess money held by them at any time and thereupon shall be relieved from all liability with respect to such money. The Trustee and the Paying Agent shall pay to the Issuer upon request any money held by them for the payment of principal, premium, if any, interest or Additional Amounts, if any, that remains unclaimed for two years; provided that the Trustee or Paying Agent before being required to make any payment may cause to be published: (i) in a newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the website of the Luxembourg Stock Exchange (www.bourse.lu); and (ii) through the newswire service of Bloomberg or, if Bloomberg does not then operate, any similar agency or mail to each Holder entitled to such money at such Holder’s address (as set forth in the Security Register) notice that such money remains unclaimed and that after a date specified therein (which shall be at least 30 days from the date of such publication or mailing) any unclaimed balance of such money then remaining shall be repaid to the Issuer. After payment to the Issuer, Holders entitled to such money must look to the Issuer for payment as general creditors unless an applicable law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

Section 8.10. Indemnity for Government Securities. The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Securities or the principal, premium, if any, interest, if any, and Additional Amounts, if any, received on such U.S. Government Securities.

Section 8.11. Reinstatement. If the Trustee or Paying Agent is unable to apply cash in U.S. dollars or U.S. Government Securities in accordance with this Article Eight by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article Eight until such time as the Trustee or any such Paying Agent is permitted to apply all such cash or U.S. Government Securities in accordance with this Article Eight; provided, however, that, if the Issuer has made any payment of principal of, premium, if any, interest, if any, and Additional Amounts, if any, on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the cash in U.S. dollars or U.S. Government Securities held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENTS AND WAIVERS

Section 9.01. Without Consent of Holders. (a) Without the consent of any Holder of the Notes, the Issuer, the Guarantors and the Trustee may modify, amend or supplement this Indenture:

(i) to evidence the succession of another Person to the Issuer or a Guarantor and the assumption by any such successor of the covenants in this Indenture and in the Notes or in respect of a Guarantor’s Guarantee in accordance with Article Five of this Indenture;

(ii) to add to the Issuer’s covenants and those of any Guarantor or any other obligor in respect of the Notes for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Issuer or any Guarantor or any other obligor in respect of the Notes, as applicable, in this Indenture, the Notes or any Guarantee or that does not adversely affect the legal rights under this Indenture of any such Holder in any material respect;

(iii) to cure any ambiguity, mistake or defect or to correct or supplement any provision in this Indenture, the Notes or any Guarantee that may be defective or inconsistent with any other provision in this Indenture, the Notes or any Guarantee or make any other provisions with respect to matters or questions arising under this Indenture, the Notes or any Guarantee; provided, such actions shall not adversely affect the interests of the Holders;

(iv) to conform the text of this Indenture, the Notes or any Guarantee to any provision of the “Description of the Notes” section of the Offering Memorandum to the extent that such provision of the “Description of the Notes” section of the Offering Memorandum was intended to be a verbatim recitation of a provision of this Indenture, the Notes or any Guarantee;

(v) to release any Guarantor in accordance with (and if permitted by) the terms of this Indenture;

(vi) to add a Guarantor under this Indenture;

(vii) to evidence and provide the acceptance of the appointment of a successor Trustee under this Indenture;

(viii) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the Holders of the Notes as security for the payment and performance of the Issuer’s and any Guarantor’s obligations under this Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to this Indenture or otherwise;

(ix) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(x) to provide for the issuance of Additional Notes in accordance with and if permitted by the terms of and limitations set forth in this Indenture; or

(xi) to allow any Guarantor to execute a supplemental indenture and/or a Guarantee.

The Issuer shall deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel regarding the foregoing.

Section 9.02. With Consent of Holders. (a) With the consent of the holders of not less than a majority in aggregate principal amount of the Notes then outstanding, the Issuer, the Guarantors and the Trustee are permitted to amend or supplement this Indenture (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes; provided that no such amendment or waiver may, without the consent of each holder of the Notes affected (with respect to any Notes held by a non-consenting Holder):

(i) change the Stated Maturity of the principal of, or any installment of or Additional Amounts or interest on, any Note (or change any Default or Event of Default related thereto);

(ii) reduce the principal amount of any Note (or Additional Amounts or premium, if any) or the rate of, or change the time for payment of interest on, any Note (or change any Default or Event of Default related thereto) or make any change in the provisions of this Indenture relating to waivers of past Defaults;

(iii) change the coin or currency in which the principal of any Note or any premium or any Additional Amounts or the interest thereon is payable;

(iv) impair the right to institute suit for the enforcement of any payment of any Note in accordance with the provisions of such Note and this Indenture;

(v) reduce the principal amount of Notes whose Holders must consent to any amendment, supplement or waiver of provisions of this Indenture;

(vi) waive a Default or Event of Default in the payment of principal of, or interest, Additional Amounts or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the Default with respect to that resulted from such acceleration);

(vii) waive a redemption payment with respect to any such Note (other than a payment required under Section 4.07 or 4.09); or

(viii) waive any change in the preceding amendment and waiver provisions.

The consent of the Holders is not necessary to approve the particular form of any proposed amendment, modification, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, modification, supplement or waiver.

Section 9.03. Reliance by Trustee. In executing, or accepting the additional trusts created by, any supplemental indenture permitted by this Article or the modification thereby of the trusts created by this Indenture, the Trustee shall receive, and shall be fully protected in relying upon, an Opinion of Counsel and an Officer’s Certificate stating that the execution of such supplemental indenture is authorized or permitted by this Indenture. The Trustee may, but shall not be obligated to, enter into any such supplemental indenture which affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.

Section 9.04. Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article Nine, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

Section 9.05. Notation on or Exchange of Notes. If an amendment, modification or supplement changes the terms of a Note, the Issuer or Trustee may require the Holder to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note and on any Note subsequently authenticated regarding the changed terms and return it to the Holder. Alternatively, if the Issuer so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, modification or supplement.

Section 9.06. Payment for Consent. None of the Issuer, the Guarantors nor any Affiliate of the Issuer or the Guarantors shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver, amendment, modification or supplement of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid to all Holders that so consent, waive or agree to amend, modify or supplement in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Section 9.07. Notice of Amendment or Waiver. Promptly after the execution by the Issuer and the Trustee of any supplemental indenture or waiver pursuant to the provisions of Section 9.02, the Issuer shall give notice thereof to the Holders of each outstanding Note affected, in the manner provided for in Section 12.02(b), setting forth in general terms the substance of such supplemental indenture or waiver.

ARTICLE 10

GUARANTEES

Section 10.01. Notes Guarantees. (a) The Guarantors hereby jointly, severally and irrevocably guarantee to each Holder and to the Trustee and its successors and assigns on behalf of each Holder, the due and punctual payment of all amounts payable under the Notes, including principal, premium, if any, and interest payable, if any, and Additional Amounts, if any, on, and all other monetary obligations of the Issuer under this Indenture and the Notes (including obligations to the Trustee and the obligations to pay interest on the overdue principal of, premium, if any, interest, if any and Additional Amounts, if any) with respect to each Note authenticated and delivered by the Trustee or its agent pursuant to and in accordance with this Indenture, in accordance with the terms of this Indenture (all the foregoing being hereinafter collectively called the “Obligations”). The Guarantors further agree that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from the Guarantors and that the Guarantors shall remain bound under this Article Ten notwithstanding any extension or renewal of any Obligation. All payments under such Guarantees shall be made in U.S. dollars.

(b) The Guarantors hereby agree that their obligations hereunder shall be as if they were principal debtors and not merely surety, unaffected by, and irrespective of, any validity, irregularity or unenforceability of any Note or this Indenture, any failure to enforce the provisions of any Note or this Indenture, any waiver, modification or indulgence granted to the Issuer with respect thereto by the Holders or the Trustee, or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor (except payment in full); provided, however, that, notwithstanding the foregoing, no such waiver, modification, indulgence or circumstance shall without the written consent of the Guarantors increase the principal amount of a Note or the interest rate thereon or change the currency of payment with respect to any Note, or alter the Stated Maturity thereof. The Guarantors hereby waive diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require that the Trustee pursue or exhaust its legal or equitable remedies against the Issuer prior to exercising its rights under the Guarantees (including, for the avoidance of doubt, any right which the Guarantors may have to require the seizure and sale of the assets of the Issuer to satisfy the outstanding principal of, interest on or any other amount payable under each Note prior to recourse against the Guarantors or their assets), protest or notice with respect to any Note or the Debt evidenced thereby and all demands whatsoever, and covenants that the Guarantees shall not be discharged with respect to any Note except by payment in full of the principal thereof and interest thereon or as otherwise provided in this Indenture, including Section 10.03. If at any time any payment of principal, premium, if any, interest, if any, or Additional Amounts, if any, on such Note is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Issuer, the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as of the date of such rescission, restoration or returns as though such payment had become due but had not been made at such times.

Section 10.02. Subrogation. Each Guarantor shall be subrogated to all rights of the Holders against the Issuer in respect of any amounts paid to such Holders by such Guarantor.

(a) Each Guarantor agrees that they shall not be entitled to any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby until payment in full of all Obligations. The Guarantors further agree that, as between them, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Section 6.02 for the purposes of its Guarantees herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Section 6.02, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purposes of this Section 10.02.

Section 10.03. Limitation of Guarantees. The obligations of each Guarantor under its Guarantee shall be limited to an amount not to exceed the maximum amount that can be guaranteed by such Guarantor by law or without resulting in its obligations under its Guarantee being voidable or unenforceable under applicable laws relating to fraudulent transfer, or under similar laws affecting the rights of creditors generally. Each Guarantor that makes a payment or distribution under its Guarantee shall be entitled to contribution from any other Guarantor.

If a Subsidiary of the Issuer that is a guarantor of Issuer Indebtedness is prohibited or restricted under laws generally applicable to persons of the same legal form as it from becoming a Guarantor, but such prohibition or restriction could be avoided by the inclusion of limitations in the Guarantee to be given by it, such Subsidiary of the Issuer shall become a Guarantor, provided that its Guarantee shall incorporate and shall be given subject to such limitations.

If, as a result of a change in law taking effect after the Issue Date (in respect of original Guarantors) or the date on which a Subsidiary became a Guarantor (in respect of new Guarantors), the guarantee of a Guarantor becomes prohibited or restricted under laws generally applicable to persons of the same legal form as it from continuing to be a Guarantor, but such prohibition or restriction could be avoided by the inclusion of limitations in the Guarantee given by it, the Guarantee of such Guarantor shall be deemed to incorporate the applicable limitations as of the date such change in law comes into effect, and the Issuer shall procure that the Guarantee of such Guarantor is amended within 30 days of the Issuer becoming aware of any such prohibition or restriction to reflect such limitations.

In the circumstances described above, the limitations applicable to such Guarantee shall be the minimum limitations required under relevant laws in order that the prohibition or restriction be avoided.

Section 10.04. Notation Not Required. Neither the Issuer, the Trustee, the Registrar nor any Guarantor shall be required to make a notation on the Notes to reflect any Guarantees or any release, termination or discharge thereof. The Issuer shall provide notice of any release of a Guarantee to the Holders of the Notes in accordance with Section 12.02(b) hereof.

Section 10.05. Successors and Assigns. This Article Ten shall be binding upon the Guarantors and each of their successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assigns, all subject to the terms and conditions of this Indenture.

Section 10.06. No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article Ten shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and are not exclusive of any other rights, remedies or benefits which either may have under this Article Ten at law, in equity, by statute or otherwise.

Section 10.07. Modification. No modification, amendment or waiver of any provision of this Article Ten, nor the consent to any departure by the Guarantors therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Guarantors in any case shall entitle the Guarantors to any other or further notice or demand in the same, similar or other circumstance.

Section 10.08. Maintenance of Guarantees. Unless all Guarantors have previously been released from their Guarantees in accordance with Section 10.09, following the occurrence of a Rating Release Event, the Issuer shall procure that: (i) each of its Subsidiaries that is a guarantor of Issuer Indebtedness on the Issue Date is (and, until released in accordance with this Indenture, shall continue to be) an original Guarantor; and (ii) each of its Subsidiaries that becomes a guarantor of Issuer Indebtedness after the Issue Date becomes (and, until released in accordance with this Indenture, shall continue to be) a Guarantor within 30 days of becoming a guarantor of Issuer Indebtedness (except that Subsidiaries of the Issuer that are or become prohibited or restricted from providing a guarantee with respect to the Notes under laws generally applicable to persons of the same legal form as such Subsidiaries shall not be required to become or continue to be Guarantors; provided that if such prohibition or restriction is removed, the Issuer shall, within 30 days thereof, cause that Subsidiary to become a Guarantor).

Section 10.09. Release of Guarantees. A Guarantee of the relevant Guarantor shall be automatically and unconditionally released (and thereupon shall terminate and be discharged and be of no further force and effect) in each of the following circumstances described below.

(a) If: (i) a Release Event has occurred with respect to a Guarantor; and (ii) (other than with respect to a Release Event of the type referred to in paragraph (b) of the definition thereof) no Event of Default has occurred and is continuing, the relevant Guarantor shall, subject to Section 10.03, be released from its obligations under its Guarantee.

(b) If: (i) a Rating Release Event has occurred; and (ii) no Event of Default has occurred and is continuing, each Guarantor shall be permanently released from its obligations under its Guarantee.

(c) Upon the voluntary sale or disposition (including through merger, consolidation, amalgamation or other combination) or conveyance, transfer or lease of the Capital Stock, or all or substantially all of the assets, of a Guarantor (or a Holding Company thereof), if such sale is made in compliance with Section 4.07, each such Guarantor shall be permanently released from its obligations under its Guarantee.

(d) Upon a legal defeasance or satisfaction and discharge of this Indenture that complies with the provisions under Article Eight each Guarantor shall be permanently released from its obligations under its Guarantee.

(e) Upon payment in full of the aggregate principal amount of all Notes then outstanding and all other financial obligations under this Indenture and the Notes then due and owing, each Guarantor shall be permanently released from its obligations under its Guarantee.

(f) Upon a dissolution of a Guarantor that is permitted under this Indenture, such Guarantor shall be permanently released from its obligations under its Guarantee.

(g) Upon the prior consent of holders of at least 90% in aggregate principal amount of the Notes then-outstanding, a Guarantor shall be permanently released from its obligations under its Guarantee.

Upon any occurrence giving rise to a release of a Guarantee as specified above, the Trustee shall, upon receipt of the documents required in Section 12.04, execute any documents reasonably required in order to evidence such release, discharge and termination in respect of such Guarantee. Neither the Issuer nor any Guarantor shall be required to make a notation on the Notes to reflect any such Guarantee or any such release, termination or discharge. The Issuer shall notify the Holders of the Notes of any release of a Guarantee in accordance with Section 12.02.

ARTICLE 11

[INTENTIONALLY OMITTED]

ARTICLE 12

MISCELLANEOUS

Section 12.01. [INTENTIONALLY OMITTED].

Section 12.02. Notices. (a) Any notice or communication shall be in writing and in English and delivered in person or mailed by first class mail or sent by facsimile transmission addressed as follows:

if to the Issuer or any Guarantor:

Abengoa Yield plc

Great West House, GW1, 17th floor

Great West Road, Brentford U.K., TW8 9DF

Attention: Santiago Seage Medela

With copies to:

Linklaters LLP

1345 Avenue of the Americas

New York NY 10105

United States

Facsimile: +1 (212) 903 9100

Attention: Jeffrey Cohen

Abengoa Yield plc

Great West House, GW1, 17th floor

Great West Road, Brentford U.K., TW8 9DF

Attention: Irene Maria Hernandez Martin de Arriva

if to the Trustee, Registrar, Paying Agent and Transfer Agent:

The Bank of New York Mellon

Global Americas

101 Barclay Street, Floor 7 East

New York, NY 10286 United States

Facsimile: +1 (724) 540 6328

Attention: Global Finance Americas

The Issuer, the Guarantors or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications. All communications delivered to the Trustee shall be deemed effective when received.

(b) Notices to the Holders regarding the Notes shall be:

(i) published: (A) if and for as long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market and the rules of the Luxembourg Stock Exchange so require, in a newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort); (B) through the newswire service of Bloomberg or, if Bloomberg does not then operate, any similar agency; and (C) may also be published on the website of the Luxembourg Stock Exchange (www.bourse.lu); and

(ii) in the case of certificated Notes, mailed to Holders of such Notes by first-class mail at their respective addresses as they appear on the registration books of the Registrar.

Notices given to Holders by first-class mail shall be deemed given five calendar days after mailing (whether or not the addressee receives it) and notices given by publication shall be deemed given on the first date on which publication is made. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

(c) If and so long as the Notes are listed on any other securities exchange, notices shall also be given in accordance with any applicable requirements of such securities exchange.

(d) If and so long as the Notes are represented by Global Notes, notice to Holders, in addition to being given in accordance with Section 12.02(b) above, shall also be given by delivery of the relevant notice to DTC for communication to entitled account holdings in substitution for the previously-mentioned publication.

(e) Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

(f) The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, PDF, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Issuer or Guarantors elect to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its reasonable discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reasonable reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction.

Section 12.03. [INTENTIONALLY OMITTED].

Section 12.04. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer or any Guarantor to the Trustee to take or refrain from taking any action under this Indenture (except in connection with the original issuance of the Notes on the date hereof), the Issuer or any Guarantor, as the case may be, shall furnish upon request to the Trustee:

(a) an Officer’s Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signer, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Any Officer’s Certificate may be based, insofar as it relates to legal matters, upon an Opinion of Counsel, unless the officer signing such certificate knows, or in the exercise of reasonable care should know, that such Opinion of Counsel with respect to the matters upon which such Officer’s Certificate is based are erroneous. Any Opinion of Counsel may be based and may state that it is so based, insofar as it relates to factual matters, upon an Officer’s Certificate stating that the information with respect to such factual matters is in the possession of the Issuer, unless the counsel signing such Opinion of Counsel knows, or in the exercise of reasonable care should know, that the Officer’s Certificate with respect to the matters upon which such Opinion of Counsel is based are erroneous.

Section 12.05. Statements Required in Certificate or Opinion. Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

Section 12.06. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

Section 12.07. Legal Holidays. If an Interest Payment Date or other payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a Record Date is not a Business Day, the Record Date shall not be affected.

Section 12.08. Governing Law. THIS INDENTURE, THE NOTES AND THE GUARANTEES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 12.09. Consent to Jurisdiction, Service of Process and Waiver of Jury Trial. The Issuer and the Guarantors agrees that any suit, action or proceeding against the Issuer or the Guarantors brought by any Holder or the Trustee arising out of or based upon this Indenture, the Notes, the Guarantees or the transactions contemplated herein (as the case may be) may brought in any state or Federal court in the Borough of Manhattan, New York, New York, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Issuer and the Guarantor irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Notes or the Guarantees, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. Each of the Issuer and the Guarantors has appointed Abengoa Solar LLC, with offices on the date hereof at 1250 Simms St., #101, Lakewood, Colorado 80401, Attention: Chirstopher B. Hansemeyer, or any successor, as its authorized agent (the “Authorized Agent”), upon whom process may be served in any suit, action or proceeding arising out of or based upon this Indenture, the Notes, the Guarantees which may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, by any Holder or the Trustee, and expressly accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. Each of the Issuer and the Guarantors hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the

Issuer and the Guarantors agree to take any and all action, including the filing of any and all documents that may be necessary to continue such respective appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Issuer and the Guarantors. Notwithstanding the foregoing, any action involving the Issuer or the Guarantors arising out of or based upon this Indenture, the Guarantees or the Notes may be instituted by any Holder or the Trustee in any court of competent jurisdiction in New York, New York. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Indenture, the Notes or the transactions contemplated hereby.

Section 12.10. No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, this Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note shall waive and release all such liability. The waiver and release shall be part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under U.S. federal securities laws.

Section 12.11. Successors. All agreements of the Issuer and any Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 12.12. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

Section 12.13. Table of Contents, Cross-Reference Sheet and Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 12.14. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.15. Currency Indemnity. U.S. dollar is the sole currency of account and payment for all sums payable under the Notes, the Guarantees and this Indenture. Any amount received or recovered in respect of the Notes or the Guarantees in a currency other than U.S. dollar (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding up or dissolution of the Issuer, any Subsidiary or otherwise) by a Holder of the Notes in respect of any sum expressed to be due to such Holder from the Issuer or the Guarantors shall constitute a discharge of their obligation only to the extent of the U.S. dollar amount which the recipient is able to purchase with the amount so received or recovered in such other currency on the date of that receipt or recovery (or, if it is not possible to purchase U.S. dollars on that date, on the first date on which it is possible to do so). If the U.S. dollar amount that could be recovered following such a purchase is less than the U.S. dollar amount expressed to be due to the recipient under any Note, the Issuer and the Guarantors shall jointly and severally indemnify the recipient against the cost of the recipient’s making a further purchase of U.S. dollars in an amount equal to such difference. For the purposes of this paragraph, it shall be sufficient for the Holder to certify that it would have suffered a loss had the actual purchase of U.S. dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. dollars on that date had not been possible, on the first date on which it would have been possible). These indemnities, to the extent permitted by law:

(a) constitute a separate and independent obligation from the Issuer’s and the Guarantors’ other obligations;

(b) give rise to a separate and independent cause of action;

(c) apply irrespective of any waiver granted by any Holder of the Notes; and

(d) shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or any other judgment or order.

Section 12.16. Prescription. Claims against the Issuer or any Guarantor for the payment of principal, interest or Additional Amounts, if any, on the Notes shall be prescribed and become void 10 years (in the case of principal) or five years (in the case of interest, premium, if any, or Additional Amounts, if any) from the applicable due date in respect of such payment and thereafter any principal, interest, premium, if any or Additional Amounts, if any, shall be forfeited and revert to the Issuer.

Section 12.17. FATCA. In the event that the Issuer becomes a Participating FFI (as defined below), the Issuer will notify the Trustee as soon as practicable of: (a) the fact that the Issuer has become a Participating FFI, and (b) any other information known to the Issuer and pertaining to the Issuer, necessary for the Trustee to determine the amount, if any, it is required to withhold or deduct pursuant to FATCA in relation to any payment pursuant to this Indenture. A “Participating FFI” means a “participating FFI” as defined in the U.S. Treasury Regulations Section 1.1471-1T(b)(91) (or any successor provision) or any other entity whose payments are subject to withholding or deduction pursuant to FATCA.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

ABENGOA YIELD PLC as Issuer

By:

Name:	Manuel Sanchez Ortega
Title:	Director and Chairman of the Board

By:

Name:	Santiago Seage Medela
Title:	Chief Executive Officer and Director

Signature Page to Indenture

For each of:

ABENGOA CONCESSIONS PERU, S.A. as Guarantor

ABENGOA SOLAR US HOLDINGS INC. as Guarantor

ABENGOA SOLAR HOLDINGS USA INC. as Guarantor

By:

Name:	Santiago Seage Medela
Title:	Representative

Signature Page to Indenture

THE BANK OF NEW YORK MELLON as Trustee, Registrar, Paying Agent and Transfer Agent

By:

Name:	ORLA FORRESTER
Title:	VICE PRESIDENT

Signature Page to Indenture

THE BANK OF NEW YORK MELLON (LUXEMBOURG) S.A. as Luxembourg Paying Agent and Luxembourg Transfer Agent

By:

Name:	Orla Forrester
Title:	Authorised Signatory

Signature Page to Indenture

EXHIBIT A

[FORM OF FACE OF NOTE]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

No. [—]	$[—]
CUSIP [144A: 00289XAA7] / [Reg S: G00349AA1]	or such other amount as is
ISIN [144A: US00289XAA72] / [Reg S: USG00349AA18]	indicated in the Schedule of
Principal Amount

Maturity Date: November 15, 2019

Interest Payment Dates: November 15 and May 15, starting on May 15, 2015, and on the Maturity Date

ABENGOA YIELD PLC

7.000% SENIOR NOTES DUE 2019

Abengoa Yield plc, a public limited company incorporated under the laws of England and Wales for value received promises to pay to Cede & Co. or registered assigns the principal sum as indicated on Schedule A (Schedule of Principal Amount) or such greater or lesser amount as indicated thereon on November 15, 2019.

From November 17, 2014, or from the most recent Interest Payment Date to which interest has been paid or provided for, cash interest on this Note will accrue at 7.000%, payable semiannually on May 15 and November 15 of each year, beginning on May 15, 2015, and on the Maturity Date, to the Person in whose name this Note (or any predecessor Note) is registered at the close of business on May 1 and November 1 preceding such Interest Payment Date or, in the case of the final Interest Payment Date, on November 1, 2019.

This Note is unconditionally and irrevocably guaranteed by the Guarantors on the terms set forth in the Indenture. As used in this Note, the term “Guarantors” means collectively (i) Abengoa Concessions Peru S.A. (organized under the laws of the Republic of Peru), Abengoa Solar Holdings USA Inc. (organized under the laws of the State of Delaware) and Abengoa Solar US Holdings Inc. (organized under the laws of the State of Delaware); and (ii) any other Restricted Subsidiary (other than Abengoa Concessions Infrastructures S.L.U. and Act Holding S.A. de C.V. and their Subsidiaries) that incurs a Guarantee, until the Guarantee of such Person has been released in accordance with the provisions of the Indenture.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature of an authorized signatory, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof and to the provisions of the Indenture, which provisions shall for all purposes have the same effect as if set forth at this place.

Dated: November 17, 2014

IN WITNESS WHEREOF, the parties hereto have caused this Note to be signed manually or by facsimile by the duly authorized officers referred to below.

[Signature page to follow]

ABENGOA YIELD PLC as Issuer

By:
Name:
Title:

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON, not in its personal capacity but in its capacity as Authentication Agent appointed by THE BANK OF NEW YORK MELLON as Trustee

By:
Name:
Title:

Date:

[FORM OF REVERSE SIDE OF NOTE]

7.000% Senior Notes due 2019

1.	Interest

Abengoa Yield plc, a public limited company incorporated under the laws of England and Wales (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), for value received promises to pay interest on the principal amount of this Note from November 17, 2014, at the rate per annum shown above. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Issuer will pay interest on overdue principal premium, if any, and to the extent lawful, interest and Additional Amounts, if any, at a rate per annum that is 1.0% in excess of the then applicable interest rate on the Notes. Any interest paid on this Note shall be increased to the extent necessary to pay Additional Amounts as set forth in this Note.

2.	Additional Amounts

All payments of principal, premium and interest by the Issuer made under or with respect to the Notes or that any Guarantor makes under or with respect to the Guarantees shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, levies, imposts, deductions, assessments or other similar governmental charges imposed or levied by or on behalf of: (i) any jurisdiction in which the Issuer or any Guarantor (including any successor Persons) is organized, engaged in business or resident for tax purposes; or (ii) any jurisdiction from or through which payment on the Notes or any Guarantee is made by or on behalf of the Issuer or any Guarantor (including, without limitation, the jurisdiction of the Paying Agent) or any political subdivision or authority thereof or therein having the power to tax (each, a “Relevant Taxing Jurisdiction”) and any interest, surcharges, penalties and other liabilities with respect thereto (collectively, “Taxes”), unless the Issuer or any Guarantor or a Paying Agent is required to so withhold or deduct such Taxes by law or by the relevant taxing authority’s interpretation or administration thereof. In the event that the Issuer or a Guarantor or a Paying Agent is required to so withhold or deduct any amount for, or on account of, any such Taxes from any payment made under or with respect to the Notes or any Guarantee, including, without limitation, payments of principal, redemption price, purchase price, interest or premium, the Issuer or such Guarantor, as the case may be, shall pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder of the Notes after such withholding or deduction shall be not less than the amount that such Holder would have received if such Taxes had not been required to be withheld or deducted.

(a) Notwithstanding the foregoing, neither the Issuer nor any Guarantor shall pay Additional Amounts to a Holder of any Note in respect or on account of:

(i) any Taxes that would not have been imposed, withheld or deducted but for the Holder or the beneficial owner of any payment made in respect of the

Notes having any present or former connection with the Relevant Taxing Jurisdiction (including, without limitation, being a citizen or resident or national of, incorporated in or carrying on a business in, or otherwise maintaining therein a permanent establishment), other than the mere acquisition, holding, enforcement or receipt of payment in respect of the Notes (or such beneficial interest) or with respect to any Guarantee;

(ii) any Taxes that are imposed, withheld or deducted by reason of the failure of the Holder or the beneficial owner of any payment made in respect of any Note, prior to the relevant date on which a payment under and with respect to the Note or any Guarantee is due and payable (the “Relevant Payment Date”) to comply with a written request addressed to the relevant Holder, sent at least 30 calendar days prior to the Relevant Payment Date, to provide accurate information with respect to any certification, identification, information or other reporting requirements concerning nationality, residence, identity or connection with the Relevant Taxing Jurisdiction, which such Holder or beneficial owner is legally required to satisfy whether imposed by statute, treaty, regulation or administrative practice, in each such case by such Relevant Taxing Jurisdiction, compliance with which is a precondition to benefit from an applicable exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by such Relevant Taxing Jurisdiction (including, without limitation, a certification that such Holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction);

(iii) any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(iv) any Tax that is payable other than by deduction or withholding from payments made under or with respect to any Note or any Guarantee;

(v) any Tax which would not have been so imposed but for the presentation (where presentation is required in order to receive payment) by the Holder or beneficial owner of any payment in respect of a Note for payment on a date more than 30 days after the relevant payment is first made available for payment to the Holder or beneficial owner, except to the extent that the Holder or beneficial owner would have been entitled to such Additional Amounts had the Note been presented on the last day of such 30-day period;

(vi) any withholding or deduction in respect of any Taxes where such withholding or deduction is imposed on a payment and is required to be made pursuant to the EU Savings Directive or any Directive amending, supplementing or replacing such Directive or any law implementing or complying with, or introduced in order to conform to, such Directive or Directives;

(vii) any withholding or deduction required pursuant to FATCA;

(viii) any Taxes that would not have been imposed but for the Holder of the Note being a fiduciary, a partnership, a limited liability company or a person other than the sole beneficial owner of such payment, to the extent that such payment would be required by the laws of a Relevant Taxing Jurisdiction to be included for tax purposes in the income of a beneficiary or settlor (with respect to the fiduciary), a member of that partnership, a holder of an interest in that limited liability company or a beneficial owner who would not have been entitled to such Additional Amounts had it been a Holder of the Note; or

(ix) any Note presented (where the presentation is required) by or on behalf of a Holder of the Notes or a beneficial owner who would have been able to avoid such withholding or deduction by presenting such Note to another Paying Agent in a Member State of the European Union.

In addition, Additional Amounts will not be payable with respect to any Taxes that are imposed in respect of any combination of the items set forth in (i) through (ix) above.

(b) The Issuer or the relevant Guarantor shall make or cause to be made such withholding or deduction of Taxes and remit the full amount of Taxes so deducted or withheld to the relevant taxing authority in accordance with all applicable laws.

(c) The Issuer or the relevant Guarantor shall, upon request, make available to the Holders, within 30 days after the date on which the payment of any Taxes so deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Issuer or the relevant Guarantor, or if, notwithstanding the Issuer’s reasonable efforts to obtain such receipts, the same are not obtainable, other evidence reasonably satisfactory to the Trustee of such payment by the Issuer or the relevant Guarantor, as applicable.

(d) At least 30 calendar days prior to each date on which any payment under, or with respect to, the Notes is due and payable, if the Issuer or a relevant Guarantor shall be obliged to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Notes is due and payable, in which case it shall be promptly thereafter), the Issuer or such Guarantor shall deliver to the Trustee an Officer’s Certificate stating that such Additional Amounts shall be payable, the amounts so payable and setting forth such other information as is necessary to enable the Trustee or the Paying Agent to pay such Additional Amounts to the Holders on the payment date. The Issuer shall promptly publish a notice in accordance with the provisions set forth in Section 12.02 of the Indenture stating that such Additional Amounts shall be payable and describing the obligation to pay such amounts and the amounts to be paid.

(e) The Trustee will be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary and amounts payable. The Issuer or the Guarantor shall provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of Additional Amounts.

(f) In addition, the Issuer and the relevant Guarantor shall also pay and indemnify the Holder for any present or future stamp, issue, registration, court or documentary taxes, or any other excise or property taxes, charges or similar levies or Taxes which are levied on the execution, delivery, registration or enforcement of any of the Notes, the Indenture and the Guarantees, or any other document or instrument referred to therein.

(g) The foregoing provisions shall survive any termination, defeasance or discharge of the Indenture and shall apply mutatis mutandis to any jurisdiction in which any successor Person to the Issuer or a Guarantor is organized, engaged in business or resident for tax purposes and any jurisdiction from or through which such person makes any payment on the Note or Guarantee and or any political subdivision or taxing authority or agency thereof or therein.

(h) Whenever in the Indenture or this Note there is mentioned, in any context, the payment of principal, premium, interest or any other amount payable under or with respect to any Note (including payments thereof made pursuant to any Guarantee), such mention shall be deemed to include mention of the payment of Additional Amounts, if applicable.

3.	Method of Payment

The Issuer shall pay interest on this Note (except defaulted interest) to the persons who are registered Holders of this Note at the close of business on the Record Date for the next Interest Payment Date even if this Note is cancelled after the Record Date and on or before the Interest Payment Date. The Issuer shall pay principal and interest in U.S. dollars in immediately available funds that at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Issuer by check mailed to the Holder.

The amount of payments in respect of interest on each Interest Payment Date shall correspond to the aggregate principal amount of Notes represented by the Regulation S Global Note and the Rule 144A Global Note, as established by the Registrar at the close of business on the relevant Record Date. Payments of principal shall be made upon surrender of the Regulation S Global Note and the Rule 144A Global Note to the Paying Agent.

4.	Paying Agent and Registrar

Initially, The Bank of New York Mellon or one of its affiliates will act as Paying Agent, Transfer Agent and Registrar. The Issuer or any of its Subsidiaries may act as Paying Agent, Registrar or co-Registrar.

The Issuer undertakes that it will maintain and make payments through a Paying Agent outside of Luxembourg that is not obliged to withhold or deduct tax pursuant to the EU Savings Directive or any Directive amending, supplementing or replacing such Directive or any law implementing or complying with, or introduced in order to conform to, such Directive or Directives.

5.	Indenture

The Issuer issued the Notes under an indenture dated as of November 17, 2014 (the “Indenture”), among the Issuer, the Guarantors, The Bank of New York Mellon as Trustee, Registrar, Paying Agent and Transfer Agent, and The Bank of New York Mellon (Luxembourg) S.A. as Luxembourg Paying Agent and Luxembourg Transfer Agent. The terms of the Notes are those stated in the Indenture. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of those terms. In the event of a conflict between the provisions of the Notes and the Indenture, the provisions of the Indenture shall control and govern.

The Notes are unsecured senior obligations of the Issuer and are issued in an initial aggregate principal amount at maturity of $255,000,000.

6.	Optional Make-Whole Redemption

At any time, upon not less than 30 nor more than 60 days’ prior notice, the Issuer may redeem all or part of the Notes at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Redemption Premium as of, and accrued and unpaid interest and Additional Amounts, if any, to, the redemption date, subject to the rights of the Holders of the Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

“Applicable Redemption Premium” means, with respect to any Note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the Note; and

(2)	the excess of:

(i) the present value at such redemption date of: (x) 100% of the aggregate principal amount of such Note to be redeemed; plus (y) all required interest payments that would otherwise be due to be paid on such Note through November 15, 2019 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate at such redemption date plus 50 basis points; over

(ii) the outstanding principal amount of the Note,

as calculated by the Issuer or an agent appointed by the Issuer. For the avoidance of doubt, calculations of the Applicable Redemption Premium shall not be a duty or obligation of the Trustee or any Paying Agent.

7. Redemption Upon Changes in Withholding Taxes

(a) The Issuer may, at its option, redeem the Notes, in whole but not in part, at any time upon giving not less than 30 nor more than 60 days’ notice to the Holders of the

Notes, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest thereon, if any, to the redemption date and all Additional Amounts, if any, then due and which will become due on the date of redemption as a result of the redemption or otherwise (subject to the rights of the Holders of the Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date and Additional Amounts, if any, in respect thereof), if the Issuer or any of the Guarantors is or, on the next date on which any amount would be payable in respect of the Notes, would be obliged to pay Additional Amounts (as defined under Section 4.10 of the Indenture), which the Issuer or any such Guarantor, as the case may be, cannot avoid by the use of reasonable measures available to it (including making payment through a Paying Agent located in another jurisdiction) as a result of:

(i) any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction (as defined under Section 4.10 of the Indenture) affecting taxation which becomes effective on or after the date of the Indenture or, if the Relevant Taxing Jurisdiction has changed since the date of the Indenture, on or after the date on which the then current Relevant Taxing Jurisdiction became the Relevant Taxing Jurisdiction under the Indenture (or, in the case of a successor Person, on or after the date of assumption by the successor Person of the Issuer’s or any Guarantor’s obligations hereunder); or

(ii) any change in, or amendment to, the existing official position or the introduction of an official position regarding the application, administration, or interpretation of the laws, regulations or rulings of any Relevant Taxing Jurisdiction (including a holding, judgment or order by a court of competent jurisdiction) which becomes effective on or after the date of the Indenture or, if the Relevant Taxing Jurisdiction has changed since the date of the Indenture, on or after the date on which the then current Relevant Taxing Jurisdiction became the Relevant Taxing Jurisdiction under the Indenture (or, in the case of a successor Person, on or after the date of assumption by the successor Person of the Issuer’s, or any Guarantor’s, obligations hereunder) (each of the foregoing clauses (i) and (ii), being a “Change in Tax Law”).

(b) Notwithstanding the above, the Issuer may not redeem the Notes under this provision if the Relevant Taxing Jurisdiction changes under the Indenture and the Issuer or any Guarantor is obliged to pay Additional Amounts as a result of a Change in Tax Law of the Relevant Taxing Jurisdiction which, at the time the taxing jurisdiction became the Relevant Taxing Jurisdiction under the Indenture, had been publicly announced as being or having been formally proposed.

(c) In the case of Additional Amounts required to be paid as a result of the Issuer conducting business in jurisdiction other than its place of organization, the Change in Tax Law must become effective after the date the Issuer begins to conduct the business giving rise to the relevant withholding or deduction.

(d) Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the Issuer or any Guarantor, as the case may be, would be obliged to make such payment of Additional Amounts or withholding if a payment in respect of the Notes were then due and (b) unless at the time such notice is given, the obligation to pay Additional Amounts remains in effect.

(e) Prior to the publication or, where relevant, mailing of any notice of redemption pursuant to the foregoing, the Issuer will deliver to the Trustee:

(i) an Officer’s Certificate stating that the obligation to pay such Additional Amounts cannot be avoided by the Issuer taking reasonable measures available to it; and

(ii) a written opinion of independent tax counsel of recognized standing, qualified under the laws of the Relevant Taxing Jurisdiction and reasonably satisfactory to the Trustee to the effect that the Issuer is or would be obliged to pay such Additional Amounts as a result of a Change in Tax Law.

(f) The Trustee will accept such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the Holders of the Notes.

(g) The foregoing provisions will apply mutatis mutandis to any successor Person, after such successor Person becomes a party to the Indenture, with respect to a Change in Tax Law occurring after the time such successor Person becomes a party to the Indenture.

(h) For the avoidance of doubt, the implementation of the EU Savings Directive or any law implementing, or complying with, or introduced in order to conform to, such directive will not be a change or amendment for such purposes.

8.	Repurchase at the Option of Holders

If a Change of Control occurs, each Holder of Notes will have the right to require the Issuer to repurchase all or any part (being not less than $200,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Issuer will offer a payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Additional Amounts, if any, on the Notes repurchased to the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will mail a notice to each Holder of the Notes at such Holder’s registered address or otherwise deliver a notice in accordance with the procedures described under Section 12.02 of the Indenture, stating that a Change of Control Offer is being made and offering to repurchase Notes on the date (the “Change of Control Payment Date”) specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or delivered, pursuant to the procedures required by the Indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuer will comply with any applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of such compliance.

When the aggregate amount of Excess Proceeds exceeds $25 million, within 10 Business Days thereof, the Issuer will make an offer (an “Asset Sale Offer”) to all Holders of Notes and may make an offer to all holders of other Pari Passu Indebtedness to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem the maximum principal amount of Notes and such other Pari Passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price for the Notes in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and additional amounts, if any, to the date of purchase, prepayment or redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash.

9.	Denominations

The Notes are in denominations of $200,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered, and Notes may be exchanged, as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

10.	Unclaimed Money

All moneys paid by the Issuer or the Guarantors to the Trustee or a Paying Agent for the payment of the principal of, or premium, if any, or interest on, any Notes that remain unclaimed at the end of three years after such principal, premium or interest has become due and payable may be repaid to the Issuer or the Guarantors, subject to applicable law, and the Holder of such Note thereafter may look only to the Issuer or the Guarantor for payment thereof.

11.	Discharge and Defeasance

Subject to certain conditions, the Issuer at any time may terminate some or all of its obligations and the obligations of the Guarantors under the Notes, the Guarantees and the Indenture if the Issuer irrevocably deposits with the Trustee U.S. dollars or U.S. Government Securities or a combination thereof, for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

12.	Amendment, Supplement and Waiver

(1) With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding, the Issuer, the Guarantors and the Trustee are permitted to amend or supplement the Indenture (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes); provided that no such amendment or waiver may, without the consent of each holder of the Notes affected (with respect to any Notes held by a non-consenting Holder):

(i) change the Stated Maturity of the principal of, or any installment of or Additional Amounts or interest on, any Note (or change any Default or Event of Default related thereto);

(ii) reduce the principal amount of any Note (or Additional Amounts or premium, if any) or the rate of, or change the time for payment of interest on, any Note (or change any Default or Event of Default related thereto) or make any change in the provisions of the Indenture relating to waivers of past Defaults;

(iii) change the coin or currency in which the principal of any Note or any premium or any Additional Amounts or the interest thereon is payable;

(iv) impair the right to institute suit for the enforcement of any payment of any Note in accordance with the provisions of such Note and the Indenture;

(v) reduce the principal amount of Notes whose Holders must consent to any amendment, supplement or waiver of provisions of the Indenture;

(vi) waive a Default or Event of Default in the payment of principal of, or interest, Additional Amounts or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the Default with respect to that resulted from such acceleration);

(vii) waive a redemption payment with respect to any such Note (other than a payment required under Section 4.07 or 4.09 of the Indenture); or

(viii) waive any change in the preceding amendment and waiver provisions.

(2) Notwithstanding the foregoing, without the consent of any Holder of the Notes, the Issuer, the Guarantors and the Trustee may modify, amend or supplement the Indenture:

(i) to evidence the succession of another Person to the Issuer or a Guarantor and the assumption by any such successor of the covenants in the Indenture and in the Notes or in respect of a Guarantor’s Guarantee in accordance with Article Five of the Indenture;

(ii) to add to the Issuer’s covenants and those of any Guarantor or any other obligor in respect of the Notes for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Issuer or any Guarantor or any other obligor in respect of the Notes, as applicable, in the Indenture, the Notes or any Guarantee or that does not adversely affect the legal rights under the Indenture of any such Holder in any material respect;

(iii) to cure any ambiguity, mistake or defect or to correct or supplement any provision in the Indenture, the Notes or any Guarantee that may be defective or inconsistent with any other provision in the Indenture, the Notes or any Guarantee or make any other provisions with respect to matters or questions arising under the Indenture, the Notes or any Guarantee; provided that such actions shall not adversely affect the interests of the Holders;

(iv) to conform the text of the Indenture, the Notes or any Guarantee to any provision of the “Description of the Notes” section of the Offering Memorandum to the extent that such provision of the “Description of the Notes” section of the Offering Memorandum was intended to be a verbatim recitation of a provision of the Indenture, the Notes or any Guarantee;

(v) to release any Guarantor in accordance with (and if permitted by) the terms of the Indenture;

(vi) to add a Guarantor under the Indenture;

(vii) to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture;

(viii) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the Holders of the Notes as security for the payment and performance of the Issuer’s and any Guarantor’s obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise;

(ix) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(x) to provide for the issuance of Additional Notes in accordance with and if permitted by the terms of and limitations set forth in the Indenture; or

(xi) to allow any Guarantor to execute a supplemental indenture and/or a Guarantee.

The Issuer shall deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel regarding the foregoing.

(3) The Holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

13.	Defaults and Remedies

The Notes have the Events of Default as set forth in Section 6.01 of the Indenture. In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuer or any Significant Subsidiary, all outstanding Notes shall become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Issuer and the Trustee specifying the respective Event of Default and that it is a notice of acceleration.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives security or indemnity satisfactory to it. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the Holders of all outstanding Notes, waive any past default hereunder and its consequences, except a continuing default in the payment of the principal of, premium, if any, Additional Amounts or interest on any Note held by a non-consenting Holder. The above description of Events of Default and remedies is qualified by reference, and subject in its entirety, to the more complete description thereof contained in the Indenture.

14.	Trustee Dealings with the Issuer

The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer, the Guarantors or any of their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-Registrar or co-Paying Agent may do the same with like rights.

15.	No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuer or the Guarantors under this Note, the Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note shall waive and release all such liability. The waiver and release shall be part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under U.S. federal securities laws.

16.	Authentication

This Note shall not be valid until an authorized officer of the Trustee (or the Authentication Agent) manually signs the certificate of authentication on the other side of this Note.

17.	Governing Law

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Issuer or the Guarantors shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

Abengoa Yield plc

Great West House, GW1, 17th floor

Great West Road, Brentford

U.K., TW8 9DF

ASSIGNMENT FORM

To assign and transfer this Note, fill in the form below:

(1) or (the Issuer) assign and transfer this Note to

(Insert assignee’s social security or tax I.D. no.)

(Print or type assignee’s name, address and postal code) and irrevocably appoint agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

(Participant in a recognized signature guarantee medallion program)

Date:

Certifying Signature:

In connection with any transfer of any Notes evidenced by this certificate occurring prior to the date that is two years after the later of the date of original issuance of such Notes and the last date, if any, on which the Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being transferred in accordance with the transfer restrictions set forth in such Notes and:

CHECK ONE BOX BELOW

(1)	☐	to the Issuer; or

(2)	☐	pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(3)	☐	pursuant to and in compliance with Regulation S under the Securities Act of 1933; or

(4)	☐	pursuant to another available exemption from the registration requirements of the Securities Act of 1933; or

(5)	☐	pursuant to an effective registration statement under the Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (2) is checked, by executing this form, the Transferor is deemed to have certified that such Notes are being transferred to a person it reasonably believes is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933 who has received notice that such transfer is being made in reliance on Rule 144A; if box (3) is checked, by executing this form, the Transferor is deemed to have certified that such transfer is made pursuant to an offer and sale that occurred outside the United States in compliance with Regulation S under the Securities Act of 1933; and if box (4) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer reasonably requests to confirm that such transfer is being made pursuant to an exemption from or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Signature:

Signature Guarantee:

(Participant in a recognized signature guarantee medallion program)

Certifying Signature:	Date:

Signature Guarantee:

(Participant in a recognized signature guarantee medallion program)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note or a portion thereof repurchased pursuant to Section 4.07 or Section 4.09 of the Indenture, check the box:  ☐

If the purchase is in part, indicate the portion (in denominations of $200,000 and integral multiples of $1,000) to be purchased):

Your signature:

(Sign exactly as your name appears on the other side of this Note)

Date:

Certifying Signature:

SCHEDULE A

SCHEDULE OF PRINCIPAL AMOUNT

The following decreases/increases in the principal amount of this Note have been made:

Date of Decrease/ Increase	Decrease in Principal Amount	Increase in Principal Amount	Principal Amount Following such Decrease/ Increase	Notation Made by or on Behalf of Registrar

EXHIBIT B

FORM OF TRANSFER CERTIFICATE FOR TRANSFER

(Transfers pursuant to § 2.06(b)(iii) (c) or (d) of the Indenture)

The Bank of New York Mellon, as Transfer Agent

Global Americas

101 Barclay Street, Floor 7 East

New York, NY 10286

United States

Attn: Global Finance Americas

Re: 7.000% Senior Notes due 2019 (the “Notes”)

Reference is hereby made to the Indenture dated as of November 17, 2014 (the “Indenture”) among, inter alios, Abengoa Yield plc, as Issuer, Abengoa Concessions Peru, S.A., Abengoa Solar U.S. Holdings Inc. and Abengoa Solar Holdings USA Inc., as Guarantors, The Bank of New York Mellon as Trustee, Registrar, Paying Agent and Transfer Agent, and The Bank of New York Mellon (Luxembourg) S.A. as Luxembourg Paying Agent and Luxembourg Transfer Agent. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This letter relates to $         aggregate principal amount of Notes that are held as a beneficial interest in the form of the 144A Global Note (CUSIP 00289XAA7; ISIN US00289XAA72) with the Depositary in the name of [name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for an equivalent beneficial interest in the Regulation S Global Note (CUSIP G00349AA1; ISIN USG00349AA18).

In connection with such request, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Notes and:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a book-entry interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or the book-entry interest or Definitive Registered Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or the book-entry interest or Definitive Registered Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A under the Securities Act and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or the book-entry interest or Definitive Registered Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Registered Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a book-entry interest in the Regulation S Global Note or a Definitive Registered Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market, (ii) such Transferor does not know that the transaction was prearranged with a buyer in the United States, (iii) no directed selling efforts have been made in connection with the Transfer in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iv) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (v) if the proposed transfer is being effected prior to the expiration of a Restricted Period, the transferee is not a U.S. Person, as such term is defined pursuant to Regulation S of the Securities Act, and will take delivery only as a book-entry interest so transferred through DTC. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred book-entry interest or Definitive Registered Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Registered Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a book-entry interest in a Global Note or a Definitive Registered Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to book-entry interests in Global Notes and Definitive Registered Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO TRANSFER CERTIFICATE FOR TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)		☐ a beneficial interest in the:

	(i)	☐ 144A Global Note (CUSIP 00289XAA7; ISIN US00289XAA72), or

	(ii)	☐ Regulation S Global Note (CUSIP G00349AA1; ISIN USG00349AA18).

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(b)		☐ a beneficial interest in the:

	(i)	☐ 144A Global Note (CUSIP 00289XAA7; ISIN US00289XAA72), or

	(ii)	☐ Regulation S Global Note (CUSIP G00349AA1; ISIN USG00349AA18).

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF TRANSFER CERTIFICATE FOR EXCHANGE

(Transfers pursuant to § 2.06(c)(i) or (d)(i) of the Indenture)

The Bank of New York Mellon, as Transfer Agent

Global Americas

101 Barclay Street, Floor 7 East

New York, NY 10286

United States

Attn: Global Finance Americas

Re: 7.000% Senior Notes due 2019 (the “Notes”)

Reference is hereby made to the Indenture dated as of November 17, 2014 (the “Indenture”) among, inter alios, Abengoa Yield plc, as Issuer, Abengoa Concessions Peru S.A., Abengoa Solar US Holdings Inc. and Abengoa Solar Holdings USA Inc. as Guarantors and The Bank of New York Mellon as Trustee, Registrar, Paying Agent and Transfer Agent, and The Bank of New York Mellon (Luxembourg) S.A. as Luxembourg Paying Agent and Luxembourg Transfer Agent. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This letter relates to $          aggregate principal amount at maturity of Notes that are held in the form of the Regulation S Global Note with the Depositary (CUSIP G00349AA1; ISIN USG00349AA18) in the name of [name of transferor] (the “Transferor”) to effect the transfer of the Notes in exchange for an equivalent beneficial interest in the 144A Global Note (CUSIP 00289XAA7; ISIN US00289XAA72).

In connection with such request, and in respect of such Notes the Transferor does hereby certify that such Notes are being transferred in accordance with the transfer restrictions set forth in the Notes and that:

1. ☐ Check if Exchange is from book-entry interest in a Global Note for Definitive Registered Notes. In connection with the Exchange of the Owner’s book-entry interest in a Global Note for Definitive Registered Notes in an equal amount, the Owner hereby certifies that such Definitive Registered Notes are being acquired for the Owner’s own account without transfer. The Definitive Registered Notes issued pursuant to the Exchange will be subject to restrictions on transfer enumerated in the Indenture and the Securities Act.

2. ☐ Check if Exchange is from Definitive Registered Notes for book-entry interest in a Global Note. In connection with the Exchange of the Owner’s Definitive Registered Notes for book-entry interest in a Global Note in an equal amount, the Owner hereby certifies that such book-entry interest in a Global Note are being acquired for the Owner’s own account without transfer. The book-entry interests transferred in exchange will be subject to restrictions on transfer enumerated in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF EXCHANGE

1.	The Owner owns and proposes to exchange the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a book-entry interest held through DTC [Account No. ] in the:

	(i)	☐ 144A Global Note (CUSIP 00289XAA7; ISIN US00289XAA72), or

	(ii)	☐ Regulation S Global Note (CUSIP G00349AA1; ISIN USG00349AA18), or

(b)	☐ a Definitive Registered Note.

2.	After the Exchange the Owner will hold:

[CHECK ONE]

(a)	☐ a book-entry interest held through DTC [Account No. ] in the:

	(i)	☐ 144A Global Note (CUSIP 00289XAA7; ISIN US00289XAA72), or

	(ii)	☐ Regulation S Global Note (CUSIP G00349AA1; ISIN USG00349AA18), or

(b)	☐ a Definitive Registered Note.

in accordance with the terms of the Indenture.